THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. IF YOU ARE IN ANY DOUBT AS TO THE ACTION YOU SHOULD TAKE YOU ARE RECOMMENDED IMMEDIATELY TO SEEK YOUR OWN ADVICE FROM YOUR STOCKBROKER, BANK MANAGER, SOLICITOR, ACCOUNTANT OR OTHER INDEPENDENT ADVISER DULY AUTHORISED UNDER THE FINANCIAL SERVICES ACT 1986.

IF YOU HAVE SOLD OR OTHERWISE TRANSFERRED all your Romtec Shares please send this document and the accompanying Form of Acceptance and reply-paid envelope at once to the purchaser or transferee or to the stockbroker, bank or other agent through whom the sale or transfer was effected, for transmission to the purchaser or transferee. However, such documents should not be forwarded or transmitted in or into the United States, Canada, Australia or Japan or into any other jurisdiction if to do so would constitute a violation of the relevant laws in such other jurisdiction.

The Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, or by the use of the mails of, or by any means of instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan and the Offer cannot be accepted by any such use, means, instrumentality or facility, or from within any of those countries. Accordingly, this document and the accompanying Form of Acceptance are not being mailed and should not be forwarded, distributed or sent in, into or from any of those countries. All persons (including, without limitation, nominees, trustees or custodians) who would, or otherwise intend to, forward this document and the accompanying Form of Acceptance to any jurisdiction outside the UK should read the further information contained on pages 30 to 33of this document before taking any action.

The Loan Notes to be issued pursuant to the Offer, if any, have not been, and will not be, registered under the Securities Act 1933 of the United States or under the securities laws of any state or other jurisdiction of the United States, Canada, Australia or Japan. Accordingly, unless an exemption from the relevant laws is available, the Loan Notes may not be offered, sold, resold or delivered or transferred, directly or indirectly, in or into the United States or to, or for the account or benefit of, US persons, or in or into Canada, Australia, or Japan. This document does not constitute an offer to sell, or the solicitation of any offer to buy any Loan Notes in any jurisdiction in which such an offer or solicitation would be unlawful.

This document should be read in conjunction with the accompanying Form of Acceptance.
--------------------------------------------------------------------------------
                             RECOMMENDED CASH OFFER
--------------------------------------------------------------------------------
                                       by
                         CHARLES STREET SECURITIES, INC.
                                  on behalf of
                       TOTAL RESEARCH ACQUISITIONS LIMITED
                          a wholly owned subsidiary of
                           TOTAL RESEARCH CORPORATION
                                       for
                                   ROMTEC PLC
--------------------------------------------------------------------------------
A letter from the Chairman of Romtec containing the recommendation of the Board of Directors of Romtec is set out on pages 3 to 6.

ACCEPTANCES SHOULD BE DESPATCHED AS SOON AS POSSIBLE AND, IN ANY EVENT, SO AS TO BE RECEIVED BY PARK CIRCUS REGISTRARS LIMITED, JAMES SELLAR'S HOUSE, 3RD FLOOR, 144 WEST GEORGE STREET, GLASGOW, G2 2HG, NO LATER THAN 3.00 p.m. ON 11 MAY 2000. THE PROCEDURE FOR ACCEPTANCE OF THE OFFER IS SET OUT ON PAGES 15 to 17 AND IN THE ACCOMPANYING FORM OF ACCEPTANCE.

Charles Street Securities, Inc., which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the UK, is acting exclusively for Total Research Acquisitions Limited and Total Research Corporation and is acting for no one else in connection with the Offer and will not be responsible to anyone other than Total Research Acquisitions Limited and Total Research Corporation for providing the protections afforded to customers of Charles Street Securities, Inc. nor for giving advice in relation to the Offer.

Shore Capital and Corporate Limited, which is regulated by The Securities and Futures Authority Limited in the conduct of its investment business in the UK, is acting exclusively for Romtec and is acting for no one else in connection with the Offer and will not be responsible to anyone other than Romtec for providing the protections afforded to customers of Shore Capital and Corporate Limited nor for giving advice in relation to the Offer.

                                    CONTENTS

Part I   Letter from the Chairman of Romtec....................................3

Part II  Letter from Charles Street Securities, Inc............................6

APPENDIX I: CONDITIONS TO AND FURTHER TERMS OF THE OFFER......................19

APPENDIX II: PRINCIPAL TERMS OF THE LOAN NOTES................................39

APPENDIX III: INFORMATION ON TOTAL RESEARCH ACQUISITIONS LIMITED AND TOTAL
              RESEARCH CORPORATION............................................41

APPENDIX IV: INFORMATION ON ROMTEC............................................48

APPENDIX V: ADDITIONAL INFORMATION............................................53

APPENDIX VI: DEFINITIONS......................................................62

                             [ON ROMTEC LETTERHEAD]
Part I

                       LETTER FROM THE CHAIRMAN OF ROMTEC




20 April 2000

To Romtec Shareholders and, for information only, to option holders in the Romtec Executive Share Option Scheme

Dear Shareholder

                        RECOMMENDED CASH OFFER FOR ROMTEC

1.       INTRODUCTION
         ------------

         On 13 April 2000 the Boards of Total Research Corporation (a US corporation) and Romtec announced that agreement had been reached on the terms of a recommended cash offer to be made by Charles Street Securities, Inc. on behalf of Total Research Acquisitions Limited, a wholly owned subsidiary of Total Research Corporation, to acquire the whole of the issued and to be issued ordinary share capital of Romtec. I am writing to explain the background to the Offer and the reasons why your Board, which has been so advised by Shore Capital, considers the terms of the Offer to be fair and reasonable and, accordingly, unanimously recommends that it should be accepted by Romtec Shareholders.

2.       THE OFFER
         ---------


         The formal Offer is set out in the letter from Charles Street Securities, Inc. on pages 7 to 18 of this document.

         The Offer, which is subject to the conditions and further terms set out in Appendix I to this document, is made on the following basis:

         FOR EACH ROMTEC SHARE                                   91P IN CASH

         However I have agreed to waive my entitlement under the Offer to 11p of the cash consideration for each Romtec Share I hold, and will accept the balance (of up to 80p per Romtec Share), payable in three tranches over the two year period following the Offer becoming or being declared unconditional in all respects. Payment of the third tranche (of up to 15p) is subject to Romtec's annualised profits and revenues over such two year period being at least equivalent to the respective figures for the financial year ended 31 January 2000 on a comparable basis.

         The Offer values the entire issued share capital of Romtec at approximately (pound)4.3 million ((pound)4.79 million before my waiver described above and approximately (pound)4.5 million if all the outstanding options in the Romtec Executive Share Option Scheme are exercised and the offer is accepted in respect of all those Shares).

         The Offer represents a premium of approximately 21 per cent over the Closing Price of 75p per Romtec Share on 12 April 2000 (the last dealing day before the announcement of the Offer). It also represents a multiple of 25.3 times Romtec's earnings per share for the year ended 31 January 2000. Romtec's preliminary results for the year ended 31 January 2000, which were announced on 13 April 2000 are set out in Appendix IV.

         In addition, Romtec Shareholders on the register at the close of business on 2 May 2000 will be entitled to receive an interim dividend of 2p (net) per Romtec Share declared by the Romtec board in respect of the year ended 31 January 2000, which will be paid on 19 May 2000. Acceptance of the Offer will not prevent you from receiving this interim dividend. No further dividends will be payable to Romtec Shareholders.

3.       THE LOAN NOTE ALTERNATIVE
         -------------------------

         Romtec Shareholders, other than certain overseas shareholders, may elect to receive Loan Notes to be issued as an alternative to either all or, if they so elect, any part of the cash consideration on the following basis:

         FOR EVERY(POUND)1 OF CASH CONSIDERATION UNDER THE OFFER
                                                  (POUND)1 NOMINAL OF LOAN NOTES

         Full details of the Loan Notes are set out in paragraph 3 of the letter from Charles Street Securities, Inc. on page 8 and 9 and in Appendix II to this document on pages 39 and 40

4.       IRREVOCABLE UNDERTAKINGS
         ------------------------

         I have irrevocably undertaken to accept the Offer in respect of my entire beneficial holding of Romtec Shares, amounting to an aggregate of 4,475,000 Romtec Shares, representing approximately 85 per cent. of Romtec's current issued share capital.

         The terms of the irrevocable undertaking require acceptance of the Offer even if a competing or higher offer is made by a third party.

5.       ROMTEC SHARE OPTION SCHEME
         --------------------------

         The Offer extends to any Romtec Shares issued or unconditionally allotted upon the exercise of options under the Romtec Executive Share Option Scheme during the Offer Period.

         HOLDERS OF OPTIONS UNDER THE ROMTEC EXECUTIVE SHARE OPTION SCHEME SHOULD CONSIDER WHETHER TO EXERCISE SUCH RIGHTS AS ARE EXERCISABLE IN ORDER TO BE ABLE TO ACCEPT THE OFFER.

         To the extent that such options are not so exercised, and if the Offer becomes or is declared unconditional in all respects, it is intended that Total Research Acquisitions Limited will make appropriate proposals to option holders in the Romtec Executive Share Option Scheme in due course.

6.       MANAGEMENT AND EMPLOYEES
         ------------------------

         The Board of Total Research Corporation has confirmed that the existing employment rights, including pension rights, of the management and employees of Romtec will be fully safeguarded. I and the other directors of Romtec (except for Mark Vaygelt who has signed a letter of intent to enter into a service agreement with Romtec), have entered into new service agreements with Romtec, on terms approved by Total Research Corporation, which will become effective on the Offer becoming or being declared unconditional in all respects. The terms of these service agreements provide for the issue of options over ordinary shares in Total Research Corporation to the Romtec directors. Shore Capital believes that the terms of these arrangements so far as myself and Total Research Corporation are concerned are fair and reasonable in the context of the Offer.

         In order to help integrate Romtec into the Total Research Group in the event of the Offer being declared unconditional in all respects, it is Total Research Corporation's intention that I will be offered a position as Chairman of the Board of Directors of Total Research Acquisitions Limited and its holding company, Total Research Holdings Limited.

7.       BACKGROUND TO AND REASONS FOR RECOMMENDING THE OFFER
         ----------------------------------------------------

         Total Research Corporation provides marketing research and services in a wide range of industries principally in the US but also in the UK. The acquisition of Romtec will fulfil several major strategic goals of Total Research Corporation, including:

         1.       expanding   Total   Research   Corporation's   Internet   data
                  collection and delivery system in Europe;

         2. allowing Total Research Corporation to offer clients seamless delivery of research and marketing services between the two continents;

         3. expanding Total Research Corporation's capabilities in the areas of database marketing and e-marketing services, facilitating its evolution from a research company to an integrated marketing services company;

         4. broadening Total Research Corporation's core business by offering clients new syndicated and custom research services on a global basis; and

         5.       broadening the client list from which to sell products.

8.       TAXATION
         --------

         You  should  read  paragraph  14 of  the  letter  from  Charles  Street
         Securities, Inc. on pages 13 to 15 as to the tax consequences of accepting the Offer. Whether or not you decide to elect for the Loan Note Alternative will depend on your individual circumstances, including your tax position.

         IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION, YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER.

9.       ACTION TO BE TAKEN
         ------------------

         Your attention is drawn to the letter from Charles Street Securities, Inc., the Appendices to this document, and the Form of Acceptance which set out the terms of the Offer and the procedure for its acceptance.

         IN ORDER TO ACCEPT THE OFFER, YOU SHOULD COMPLETE AND RETURN THE ENCLOSED FORM OF ACCEPTANCE IN ACCORDANCE WITH THE INSTRUCTIONS PRINTED ON IT, SO AS TO BE RECEIVED BY PARK CIRCUS REGISTRARS AS SOON AS POSSIBLE, BUT IN ANY EVENT NOT LATER THAN 3.00 P.M. ON 11 MAY 2000.

10.      RECOMMENDATION
         --------------

         The Directors of Romtec who have been so advised by Shore Capital consider that the terms of the Offer are fair and reasonable and in the best interests of Romtec Shareholders. In providing advice to your Directors, Shore Capital has taken into account your Directors' commercial assessments. Accordingly, your Directors unanimously recommend all Romtec Shareholders to accept the Offer. I have irrevocably undertaken to accept the Offer in respect of my own aggregate beneficial shareholdings amounting to 4,475,000 Romtec Shares, representing approximately 85 per cent. of the issued share capital of Romtec.


Yours faithfully



/s/Russell V. Nathan
Russell V. Nathan CBE

Chairman

                                     Part II

                         CHARLES STREET SECURITIES, INC.
                               INVESTMENT BANKERS
                                MEMBER: NASD, SFA

                       1 Wilton Crescent, London SW1X 8RN
                               Tel: 020 7235 7642



                                                                   20 April 2000




         To Romtec Shareholders and, for information only, to option holders in the Romtec Share Option Scheme




         Dear Sir or Madam


         RECOMMENDED  CASH  OFFER   FOR  ROMTEC  ON  BEHALF  OF  TOTAL  RESEARCH
         ACQUISITIONS LIMITED

1.       INTRODUCTION
         ------------

         On 13 April 2000 the Boards of Total Research Corporation (a US corporation) and Romtec announced that agreement had been reached on the terms of a recommended cash offer to be made by Charles Street Securities, Inc., on behalf of Total Research Acquisitions Limited to acquire the whole of the issued and to be issued ordinary share capital of Romtec. This letter contains the formal Offer by Charles Street Securities, Inc., on behalf of Total Research Acquisitions Limited, and also contains certain other information on Total Research Corporation, Total Research Acquisitions Limited and Romtec.

         The Offer of 91p in cash for each Romtec Share, and with Russell Nathan agreeing to waive his entitlement under the Offer to 11p of the cash consideration for each Romtec Share he holds and accepting the balance (namely up to 80p per Romtec Share) values the entire issued share capital of Romtec at approximately (pound)4.3 million ((pound)4.79 million before the waiver and approximately (pound)4.5 million if all the outstanding options in the Romtec Executive Share Option Scheme are exercised and the Offer is accepted in respect of all those Shares).

         Romtec Shareholders on the register at the close of business on 02 May 2000 will also be entitled to receive and retain an interim dividend of 2p (net) per Romtec Share declared by the Romtec Board in respect of the year ended 31 January 2000, which will be paid on 19 May 2000.

         YOUR ATTENTION IS DRAWN TO THE LETTER FROM THE CHAIRMAN OF ROMTEC ON PAGES 3 TO 6 OF THIS DOCUMENT WHICH SETS OUT THE REASONS WHY THE DIRECTORS OF ROMTEC, WHO HAVE BEEN SO ADVISED BY SHORE CAPITAL,
         CONSIDER THE TERMS OF THE OFFER TO BE FAIR AND REASONABLE AND UNANIMOUSLY RECOMMEND YOU TO ACCEPT THE OFFER.

         Russell Nathan, the Chairman and Managing Director of Romtec has irrevocably undertaken to accept the Offer in respect of his entire beneficial holdings of Romtec Shares, amounting to an aggregate of 4,475,000 Romtec Shares, representing approximately 85 per cent of Romtec's issued share capital. The terms of the irrecoverable undertaking require acceptance of the Offer even if a competing or higher offer is made by a third party.

2.       THE RECOMMENDED OFFER
         ---------------------

         On behalf of Total Research Acquisitions Limited, Charles Street Securities, Inc. hereby offers to acquire, on the terms and subject to the conditions set out or referred to in this document and in the Form of Acceptance, all of the Romtec Shares on the following basis:

         FOR EACH ROMTEC SHARE                                 91P IN CASH

         Russell Nathan has agreed to waive his entitlement under the Offer to 11p of the cash consideration for each Romtec Share, and he will receive payment of the balance of up to 80p per Romtec Share in cash and loan notes, in three tranches over the two year period following the Offer becoming or being declared unconditional in all respects. Payment of the third tranche (of up to 15p) to Russell Nathan is conditional upon certain financial targets being met.

         The Offer represents a premium of 21 per cent over the Closing Price of 75p per Romtec Share on 12 April 2000 (the last dealing day before the announcement of the Offer). It also represents a multiple of 25.3 times Romtec's earnings per share for the year ended 31 January 2000.

         In addition, Romtec shareholders on the register at the close of business on 02 May 2000 will be entitled to receive an interim dividend of 2.0p (net) per Romtec Share declared by the Romtec Board in respect of the year ended 31 January 2000, which is expected to be paid on 19 May 2000.

         The financial effects of acceptance of the Offer and the bases of these calculations are set out in paragraph 4 below.

         The procedure for acceptance of the Offer is set out in paragraph 15 below. Acceptances of the Offer should be received by Park Circus Registrars at the address(es) detailed in the Form of Acceptance by not later than 3.00 p.m. on 11 May 2000.

         Your attention is drawn to the conditions and further terms of the Offer set out in Appendix I to this document and in the Form of Acceptance. The provisions relating to acceptance and settlement are set out on pages 15 to 17 of this document and the Form of Acceptance.

3.       THE LOAN NOTE ALTERNATIVE
         -------------------------

         Romtec Shareholders other than certain overseas shareholders may elect to receive Loan Notes as an alternative to either all or, if they so elect, any part of the cash consideration to be issued by Total Research Acquisitions Limited on the following basis:

         FOR EVERY (POUND)1 OF CASH CONSIDERATION (POUND)1 NOMINAL OF LOAN NOTES

         The Loan Notes which will constitute unsecured obligations of Total Research Acquisitions Limited and which will be guaranteed by Total Research Corporation as its unsecured obligation, will be issued in multiples of (pound)1 nominal and will bear interest, payable on redemption at an annual rate equivalent to 12 month LIBOR on sterling deposits of (pound)1,000,000. Interest on the Loan Notes (less any tax required by law to be deducted therefrom) will be payable from the date of issue to the date of redemption. The Loan

         Notes will be redeemed for cash at par in sterling on 10 April 2001 or if requested by that date in writing by the applicable holder, on 10 October 2001, together with interest accrued.

         The Loan Notes will not be transferable (save on death or bankruptcy of a Noteholder or by operation of the law). The Loan Notes will not be available to Romtec Shareholders in the United States, Canada, Australia or Japan.

         The Loan Notes have not been, and will not be, registered under the Securities Act 1933 of the United States or under the securities laws of any state or other jurisdiction of the United States, Canada, Australia or Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States, or to, or for the account or benefit of, US Persons, or in or into Canada, Australia or Japan, or into any other jurisdiction where this would not be lawful. Romtec Shareholders who are citizens or residents of an overseas jurisdiction other than the United States, Canada, Australia or Japan who elect for the Loan Note Alternative will only be issued with Loan Notes where Total Research Acquisitions Limited is satisfied that to do so will not be unlawful under any relevant securities laws. If Total Research Acquisitions Limited is not so satisfied, such Romtec Shareholders will only be entitled to receive the cash consideration under the Offer, and their elections for the Loan Note Alternative will not be treated as valid.

         The Loan Note Alternative is conditional on the Offer becoming or being declared unconditional in all respects and will remain open for so long as the Offer remains open for acceptance.

         In the opinion of Charles Street Securities, Inc., based on market conditions on 19 April 2000 (the last business day prior to the publication of this document), if the Loan Notes had then been in issue, the value of each (pound)1 nominal of Loan Notes would have been approximately 95.14p per (pound)1 nominal value.

         Further details of the Loan Notes are set out in Appendix II to this document on pages 39 and 40.

4.       FINANCIAL EFFECTS OF ACCEPTANCE OF THE OFFER
         --------------------------------------------

         On the bases and assumptions set out in the notes below, for illustrative purposes only and assuming the Offer becomes or is declared unconditional in all respects, the following tables show the financial effects of acceptance of the Offer on capital value and gross income for a holder of one Romtec Share:

4.1      CAPITAL VALUE

                                                       NOTES

         Cash consideration                                           91p

         Market value of one Romtec Share               (i)           75p

         Increase                                                     16p

         REPRESENTING AN INCREASE OF APPROXIMATELY                21 per cent.

4.2      Gross Income


                                                       NOTES

         Gross income from the cash consideration      (ii)          5.40p

         Gross income from one Romtec Share            (iii)         2.22p
                                                                 -------------
         Increase                                                    3.18p
                                                                 -------------

         REPRESENTING AN INCREASE OF                               142.86 per
                                                                     cent.


         NOTES

         (i) The market value of one Romtec Share is based on the Closing Price of 75p per Romtec Share derived from the Daily Official List on 12 April 2000 (the last dealing day before the announcement of the Offer).

         (ii) Gross income on the cash consideration under the Offer has been calculated assuming that the cash is re-invested so as to yield 5.93 per cent. per annum being the yield on the FT-Actuaries Medium Coupon Fixed Interest Index for securities up to five years' maturity on 18 April 2000 (the latest practicable business day prior to the publication of this document).

         (iii) The gross income from one Romtec Share is based on the total dividend of 2.0p (net) per Romtec Share paid in respect of the year ended 31 January 2000 together with an assumed associated tax credit of 10/90ths on such dividends.

5.       TERMS AND CONDITIONS OF THE OFFER
         ---------------------------------

         The Romtec Shares will be acquired by Total Research Acquisitions Limited, fully paid and free from all liens, equitable interests, charges, encumbrances, rights of pre-emption and other interests and together with all rights now or hereafter attaching thereto, including the right to receive and retain all dividends and other distributions declared, made or paid hereafter save that Romtec Shareholders will be entitled to retain the interim dividend of 2p (net) per Romtec Share in respect of the year ended 31 January 2000, which will be paid on 19 May 2000 to Romtec Shareholders on the register at the close of business on 02 May 2000.

         The conditions to and further terms of the Offer are set out in Appendix I to this document and in the accompanying Form of Acceptance.

6.       IRREVOCABLE UNDERTAKINGS
         ------------------------

         Russell Nathan, the Chairman and Managing Director of Romtec has irrevocably undertaken to accept the Offer in respect of his entire beneficial holdings of Romtec Shares, amounting to an aggregate of 4,475,000 Romtec Shares, representing approximately 85 per cent of Romtec's issued share capital. The terms of the irrecoverable undertaking require acceptance of the Offer even if a competing or higher offer is made by a third party.

         No member of the Total Research Group nor, so far as Total Research Acquisitions Limited is aware, any party acting in concert (as defined in the City Code) with Total

         Research Acquisitions Limited owns or controls any Romtec Shares or holds any options to purchase Romtec Shares or has received any irrevocable commitments to accept the Offer or has entered into any derivative contracts referenced to Romtec Shares which remain outstanding.

7.       ROMTEC EXECUTIVE SHARE OPTION SCHEME
         ------------------------------------

         The Offer extends to any Romtec Shares unconditionally allotted or issued whilst the Offer remains open for acceptance (or by such earlier date as Total Research Acquisitions Limited may, subject to the City Code, decide) including those unconditionally allotted or issued pursuant to the exercise of options under the Romtec Executive Share Option Scheme.

         Holders of options under the Romtec Executive Share Option Scheme will need to consider whether to exercise such rights in order to be able to accept the Offer.

         To the extent that such options are not exercised, and if the Offer becomes or is declared unconditional in all respects, it is intended that Total Research Acquisitions Limited will make appropriate proposals to option holders in the Romtec Executive Share Option Scheme in due course.

8.       MANAGEMENT AND EMPLOYEES
         ------------------------

         Total Research Corporation looks forward to welcoming the management and employees of the members of the Romtec Group into the Total Research Group. The Board of Total Research Corporation has confirmed that the existing employment rights, including pension rights, of the management and employees of the members of the Romtec Group will be fully safeguarded.

         In order to help integrate Romtec into the Total Research Group, in the event of the Offer being declared unconditional in all respects, it is Total Research Corporation's intention that Russell Nathan will be offered a position as Chairman of the Board of Directors of Total Research Acquisitions Limited and Total Research Holdings Limited.
         Russell Nathan and the other directors of Romtec (except for Mark Vaygelt who has signed a letter of intent to enter into a service agreement with Romtec) have also entered into new service agreements with Romtec, on terms approved by Total Research Corporation, which will become effective on the Offer becoming or being declared unconditional in all respects. The terms of these service agreements provide for the issue of options over ordinary shares in Total Research Corporation to the Romtec directors. Shore Capital believes that the terms of these arrangements so far as Russell Nathan and Total Research Corporation are concerned are fair and reasonable in the context of the Offer.

9.       FINANCING ARRANGEMENTS
         ----------------------

         It is estimated that full acceptance of the Offer in cash (assuming the full exercise of options under the Romtec Share Option Scheme) would require the payment by Total Research Acquisitions Limited of a maximum amount of approximately (pound)4.5 million in cash. Charles Street Securities, Inc. is satisfied that the necessary financial resources are available to Total Research Acquisitions Limited to satisfy full acceptance of the Offer in cash.

         The funds required to make the cash payment under the Offer will come from a credit facility which Total Research Corporation has put in place with Summit Bank.

         Neither the payment of interest on, nor the repayment of, nor the security for, any liability of Total Research Acquisitions Limited will depend to any significant extent on the business of Romtec.

10.      BACKGROUND TO AND REASONS FOR THE OFFER
         ---------------------------------------

         Total Research Corporation provides marketing research and services in a wide range of industries principally in the US but also in the UK. The acquisition of Romtec will fulfil several major strategic goals of Total Research Corporation, including:

         1.       expanding   Total   Research   Corporation's   Internet   data
                  collection and delivery system in Europe;

         2. allowing Total Research Corporation to offer clients seamless delivery of research and marketing services between the two continents;

         3. expanding Total Research Corporation's capabilities in the areas of database marketing and e-marketing services, facilitating its evolution from a research company to an integrated marketing services company;

         4. broadening Total Research Corporation's core business by offering clients new syndicated and custom research services on a global basis; and

         5.       broadening the client list from which to sell products.

11.      INFORMATION ON ROMTEC
         ---------------------

         Romtec is a public limited company incorporated in England and whose shares are listed on AIM. Romtec is a provider of information technology and telecommunications business intelligence in Europe. At the core of Romtec's business is the assimilation and analysis of market information in the fields of computing and telecommunications.

         The results of Romtec for the year ended 31 January 2000 were announced on 13 April 2000. In the financial year ended 31 January 2000, Romtec reported turnover of (pound)4.1 million (1999 : (pound)3.9 million) and profit before tax of (pound)331,000 (1999 : (pound)274,000). Earnings per share amounted to 3.6p in the financial year ended 31 January 2000 (1999: 2.4p) and dividends per Romtec Share were 2p (1999:1.6p). Net assets at 31 January 2000 were (pound)1,001,000 (1999: (pound)914,000).
         The Chairman noted "I am pleased to report that the upward trend reported in my Interim Statement continued strongly in the second half of the year".

         Further information on Romtec is set out in Appendix IV to this document.

12.      INFORMATION ON TOTAL RESEARCH CORPORATION
         -----------------------------------------

         Total Research Corporation was incorporated under the laws of the State of New Jersey in 1975 and was reincorporated under the laws of the State of Delaware in 1986. Total Research Corporation is a full-service custom and web-enabled marketing organisation that provides market research and marketing services to its clients. Total Research
         Corporation provides services for its clients, which consist principally of Fortune 100 Corporations by using proprietary market research and other marketing technologies it has developed and distributed throughout various mediums, including the Internet.

         In the financial year ended 30 June 1999, Total Research Corporation achieved turnover of $41.6 million (1998: $34.1 million) and profit before tax and exceptional items of (pound)3.22 million (1998: $1.89 million). Earnings per share amounted to $0.16 in 1999 (1998: $0.10). Net assets as at 30 June 1999 were $9.1 million (1998: $5.1 million). In the unaudited financial statements of Total Research Corporation for the half year ended 31 December 1999 Total Research Corporation
         achieved   turnover  of  $25.9   million  and  profit
         before tax and exceptional items of $2.04 million. Reported earnings per share were $0.11.

         Further information on Total Research Corporation is set out in Appendix III to this document.

13.      INFORMATION ON TOTAL RESEARCH ACQUISITIONS LIMITED
         --------------------------------------------------

         Total Research Acquisitions Limited is a private limited company recently incorporated in England for the purpose of acquiring Romtec and holding Total Research Corporation's other interests in the United Kingdom. Total Research Acquisitions Limited is a wholly owned subsidiary of Total Research Holdings Limited which in turn is a wholly-owned subsidiary of Total Research Corporation.

14.      UK TAXATION
         -----------

         The following paragraphs, which are intended as a general guide only, are based on current UK legislation and published UK Inland Revenue practice and are therefore subject to changes. They summarise certain limited aspects of the UK taxation treatment of Romtec Shareholders who accept the Offer. The information relates only to the position of Romtec Shareholders who hold their Romtec Shares as investments (otherwise than under a personal equity plan or individual savings account), are the absolute beneficial owners of their Romtec Shares and (except to the extent that express reference to the position of non-UK residents is made) are resident and ordinarily resident in the United Kingdom for taxation purposes.

         IF YOU ARE IN ANY DOUBT AS TO YOUR TAX POSITION OR IF YOU ARE SUBJECT TO TAXATION IN ANY JURISDICTION OTHER THAN THE UNITED KINGDOM YOU SHOULD CONSULT AN APPROPRIATE PROFESSIONAL ADVISER WITHOUT DELAY.

14.1     TAXATION OF CAPITAL GAINS
         -------------------------

         Liability to UK taxation on capital gains ("CGT") will depend on the individual circumstances of Romtec Shareholders and on the form of consideration received.

         Cash

         To the extent that a Romtec Shareholder receives cash under the Offer, this will constitute a disposal, or part disposal, of his Romtec Shares for CGT purposes. Such a disposal, or part disposal, may, depending on the Romtec Shareholder's individual circumstances, give rise to a liability to CGT.

         Loan Notes

         (A)      "ROLL-OVER" AND "HOLD OVER"

                  A Romtec Shareholder should not be treated as having made a disposal of Romtec Shares for CGT purposes to the extent that he receives Loan Notes in exchange for his Romtec Shares under the Loan Note Alternative. Romtec Shareholders should instead be able to either roll-over or hold over any gain or loss depending on whether or not they are within the charge to corporation tax as follows:

                  (1) for a Romtec Shareholder other than a company subject to corporation tax, to the extent that such Romtec Shareholder receives Loan Notes, any gain or loss which would otherwise have arisen on a disposal of his Romtec Shares will be "rolled-over" into the Loan Notes and the Loan Notes will be treated as the same asset as his Romtec Shares acquired at the same time and for the same consideration as he acquired his Romtec Shares; and

                  (2) to the extent that a Romtec Shareholder which is a company subject to corporation tax receives Loan Notes, any gain or loss which would otherwise have arisen on a disposal of its Romtec Shares at market value will be "held over" and deemed to accrue on a subsequent disposal (including redemption) of the Loan Notes.

                  The foregoing provisions apply automatically to any Romtec Shareholder who, together with persons connected with him, does not hold more than five per cent. of, or of any class of, shares in or debentures of, Romtec. The provisions also apply to any other persons provided that the Inland Revenue are satisfied that the transaction does not have as its main purpose, or one of its main purposes, the avoidance of CGT or corporation tax. Romtec Shareholders should note that neither Total Research Corporation nor Total Research Acquisitions Limited has applied to the Inland Revenue under the provisions of s.138 Taxation of Chargeable Gains Tax Act 1992 for clearance that they are so satisfied.

         (B)      DISPOSAL OF LOAN NOTES

                  The treatment of the Loan Notes for tax purposes depends upon whether the holder is a company subject to corporation tax. For such holders, the Loan Notes will constitute a loan relationship. Accordingly, except to the extent that a chargeable gain or allowable loss previously "held over" in respect of Romtec Shares is deemed to accrue as described in paragraph 14.1(A)(2) above, gains and losses arising on disposal of the Loan Notes will not give rise to chargeable capital gains or allowable capital losses for CGT purposes.

                  However, such Romtec Shareholders will generally be charged to (or obtain relief from) UK corporation tax on income in respect of all profits, gains and losses arising from their holding of Loan Notes, on either an accruals or a mark-to-market basis, broadly in accordance with that Romtec Shareholder's authorised accounting method.

                  For other Romtec Shareholders, the Loan Notes should not be qualifying corporate bonds. A subsequent disposal of Loan Notes may, therefore, depending on individual circumstances, give rise to a liability to CGT. Assuming that the gain arising on the disposal of the Romtec Shares can be "rolled over" into the Loan Notes received, calculation of the chargeable gain or allowable loss arising on a disposal of the Loan Notes will be by reference to the allowable original cost to the holder of acquiring the relevant Romtec Shares.

                  Indexation on that cost should be available when calculating a chargeable gain (but not an allowable loss) in respect of the period of ownership of the Romtec Shares up to 05 April 1998. Taper relief may also be available to reduce the amount of chargeable gain realised on the disposal of the Loan Notes.

                  Romtec Shareholders who are neither resident nor ordinarily resident in the UK for UK tax purposes are not subject to CGT unless they carry on trade in the UK through a branch or agency and the assets disposed of are used in or for the purposes of the trade, used or held for the purposes of the branch or agency, or acquired for use by or for the purposes of the branch or agency.

14.2     TAXATION OF INTEREST ON THE LOAN NOTES

         (A)      WITHHOLDING TAX

                  Interest on the Loan Notes will be paid subject to deduction of United Kingdom income tax (currently at the rate of 20 per cent) by Total Research Acquisitions Limited unless Total Research Acquisitions Limited has previously been directed by the Inland Revenue in relation to a particular holder of Loan Notes to make a payment free of deduction or subject to a reduced rate of deduction by virtue of relief available to the holder of those Loan Notes under an applicable double taxation treaty. Such a direction will only be issued following a prior application to the relevant overseas taxing authority and the Inland Revenue made in the appropriate manner by the holder of those Loan Notes. Total Research Acquisitions Limited will not gross up payments of interest on the Loan Notes to compensate for any tax which it is required to deduct at source.

         (B)      INDIVIDUALS

                  Subject to the above, the gross amount of such interest will form part of the recipient's income for the purposes of UK income tax, credit being allowed for the tax withheld. Individuals who are taxable only at the lower or basic rate will have no further tax to pay in respect of the interest. In certain cases, holders of Loan Notes may be able to recover an amount in respect of the tax deducted at source.

                  In particular, Noteholders not resident in the UK may be entitled to a repayment of all or part of any amount so deducted by virtue of relief available under an applicable double taxation treaty.

                  Under the "accrued income scheme", a charge to income tax may arise on a transfer of Loan Notes by a resident of the UK in respect of the interest on the Loan Notes which has accrued since the preceding interest payment date.

         (C)      CORPORATE SHAREHOLDERS

                  Romtec Shareholders within the charge to UK corporation tax in respect of the Loan Notes will generally be charged to UK corporation tax in respect of interest on the Loan Notes relating to the relevant accounting period broadly in accordance with that Romtec Shareholder's authorised accounting method.

14.3     STAMP DUTY AND STAMP DUTY RESERVE TAX ("SDRT")

         The comments below are intended as a guide to the general position and do not relate to persons such as market makers, brokers, dealers and persons connected with depositary arrangements or clearance services, to whom special rules apply.

         Acceptance of the Offer

         No stamp duty or SDRT will be payable by Romtec Shareholders as a result of accepting the Offer.

         Loan Notes

         Under current Inland Revenue practice, no stamp duty or SDRT will be payable on the transfer on sale of (or an agreement to transfer) Loan Notes.

14.4     OTHER TAX MATTERS

         Special tax provisions may apply to Romtec Shareholders who have acquired or acquire their Romtec Shares by exercising options under the Romtec Share Option Scheme, including provisions imposing a charge to UK income tax on the exercise of options.

15.      PROCEDURE FOR ACCEPTANCE OF THE OFFER
         -------------------------------------

15.1     TO ACCEPT THE OFFER

         To accept the Offer, you must complete Boxes 1 and 4 and if appropriate Box 5 and Box 6. In all cases you must sign Box 3 of the Form of Acceptance in the presence of a witness who should also sign, in accordance with the instructions printed on it.

15.2     TO ACCEPT THE OFFER IN RESPECT OF FEWER THAN ALL YOUR ROMTEC SHARES

         To accept the Offer in respect of fewer than all your Romtec Shares you must insert in Box 1 on the Form of Acceptance such lesser number of Romtec Shares in respect of which you wish to accept the Offer in accordance with the instructions printed thereon. You should then follow the procedure set out in paragraph 15.1 above in respect of such lesser number of Romtec Shares. If you do not insert a number in Box 1, or you insert a number greater than your registered holding of Romtec Shares, you will be deemed to have accepted the Offer for your entire holding of Romtec Shares.

15.3     TO ELECT FOR THE LOAN NOTE ALTERNATIVE

         To elect for the Loan Note Alternative, you must follow the instructions in paragraph 15.1 or 15.2 to accept the Offer and you must also complete Box 2 of the Form of Acceptance. Unless an exemption under the relevant laws is available, the Loan Note Alternative is not available to certain overseas shareholders or persons acting for the account or benefit of such persons, who will only receive cash under the Offer. Please see paragraph 16 below for further information.

15.4     RETURN OF FORM(S) OF ACCEPTANCE

         To accept the Offer, the Form of Acceptance must be completed and returned. The duly completed and signed Form of Acceptance, accompanied by your share certificate(s) and/or other document(s) of title, should be sent by post or by hand (during normal business hours) to Park Circus Registrars at James Sellar's House, 3rd Floor, 144 West George Street, Glasgow G2 2HG, as soon as possible but, in any event, so as to be received by not later than 3.00 p.m. on 11 May 2000.

         No acknowledgement of receipt of documents will be given by or on behalf of Total Research Acquisitions Limited. The instructions printed on the Form of Acceptance form part of the terms of the Offer.

         Any Form of Acceptance received in an envelope postmarked in the United States, Canada, Australia or Japan or otherwise appearing to Total Research Acquisitions Limited or its agents to have been sent from any of those countries will not constitute a valid acceptance of the Offer. For further information for overseas shareholders, see paragraph 16 below and paragraph 7 of Part B of Appendix I on pages 30 to 33 of this document.

15.5     SHARE CERTIFICATES NOT READILY AVAILABLE OR LOST

         If your share certificate(s) and/or other document(s) of title is/are not readily available or is/are lost, the Form of Acceptance should nevertheless be completed, signed and RETURNED AS STATED ABOVE SO AS TO ARRIVE NOT LATER THAN 3.00 P.M. ON 11 MAY 2000 together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a letter stating that the balance will follow or that you have lost one or more of your share certificate(s) and/or other document(s) of title. You should then arrange for the relevant share certificate(s) and/or other document(s) of title to be forwarded as soon as possible thereafter.

         If you have lost your share certificate(s) and/or other document(s) of title, the Form of Acceptance should nevertheless be completed, signed and RETURNED AS STATED ABOVE SO AS TO ARRIVE NOT LATER THAN 3.00 P.M. ON 11 MAY 2000 together with any share certificate(s) and/or other document(s) of title that you have available, accompanied by a completed Indemnity for Lost Share Certificate Form which is enclosed with the Form of Acceptance.

15.6     VALIDITY OF ACCEPTANCES

         Without prejudice to Appendix I to this document, Total Research Acquisitions Limited and Charles Street Securities, Inc. reserve the right, subject to the terms of the Offer and the City Code, to treat as valid in whole or part any acceptance of the Offer which is not entirely in order or which is not accompanied by the relevant transfer to escrow or (as applicable) the relevant share certificate(s) and/or other document(s) of title. In that event, the consideration payable in respect of such acceptances under the Offer will not be paid until after the relevant acceptance has been perfected and the relevant transfer to escrow has settled or (as applicable) the relevant share certificate(s) and/or other document(s) of title or indemnities satisfactory to Total Research Acquisitions Limited have been received.

16.      OVERSEAS SHAREHOLDERS
         ---------------------

         The attention of Romtec Shareholders who are citizens or residents of jurisdictions outside the UK is drawn to paragraph 7 of Part B of Appendix I to this document on page 30 to 33 to the relevant provisions of the Form of Acceptance. The availability of the Offer to such persons may be affected by the laws of the relevant jurisdictions. The Offer (including the Loan Note Alternative) is not being made, directly or indirectly, in or into, or by the use of the mails of, or by any means or instrumentality (including, without limitation, telephonically or electronically) or interstate or foreign commerce of, or any facilities of a national securities exchange of, the United States, Canada, Australia or Japan and is not capable of acceptance from within the United States, Canada, Australia or Japan. Accordingly, any acceptors who are unable to give the warranties set out in paragraph 1(C)(1) of Part C of Appendix I to this document will be deemed not to have validly accepted the Offer.

         OVERSEAS SHAREHOLDERS SHOULD INFORM THEMSELVES ABOUT AND OBSERVE ANY APPLICABLE LEGAL OR REGULATORY REQUIREMENTS. IF YOU ARE IN ANY DOUBT AS TO YOUR POSITION YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISER IN THE RELEVANT TERRITORY WITHOUT DELAY.

         IF YOU ARE IN ANY DOUBT AS TO THE PROCEDURE FOR ACCEPTANCE, PLEASE CONTACT PARK CIRCUS REGISTRARS BY TELEPHONE ON 0141 353 2620.

17.      SETTLEMENT
         ----------

         Subject to the Offer becoming or being declared unconditional in all respects, and provided that the Form of Acceptance, share certificate(s) and/or other document(s) of title are in order, (except as provided in paragraph 7 of Part B of Appendix I to this document in respect of certain overseas Romtec Shareholders) settlement of the consideration to which any Romtec Shareholder is entitled under the Offer will be effected:

         (A) in the case of acceptances of the Offer received, complete in all respects, by the date on which the Offer becomes or is declared unconditional in all respects, within 14 days of such date; or

         (B) in the case of acceptances of the Offer received, complete in all respects, after the date on which the Offer becomes or is declared unconditional in all respects but while the Offer remains open for acceptance, within 14 days of such receipt in the following manner:

                  (1)    Cash

                         Cheques for any cash consideration due will be despatched by first-class post (or by such other method as may be approved by the Panel). All such cash payments will be made in pounds sterling by cheque drawn on a town branch of a UK clearing bank.

                  (2)    Loan Notes

                         If a  Romtec  Shareholder  elects  for  the  Loan  Note
                         Alternative, definitive certificates for Loan Notes will be despatched (but not in or into the United States, Canada, Australia or Japan) by first-class post (or by such other method as may be approved by the Panel).

         If  the  Offer   lapses,   or  does  not  become  or  is  not  declared
         unconditional in all respects, the Form of Acceptance, share certificate(s) and/or other document(s) of title will be returned by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing to the person or agent whose name and address outside the United States, Canada, Australia or Japan is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder at his address outside the United States, Canada, Australia or Japan.

         All documents and remittances sent by, to, or from Romtec Shareholders or their appointed agents will be sent at their own risk.

18.      COMPULSORY ACQUISITION AND CANCELLATION OF AIM QUOTATION
         --------------------------------------------------------

         If Total Research Acquisitions Limited receives acceptances under the Offer in respect of, or otherwise acquires 90 per cent or more of the Romtec Shares, Total Research Acquisitions Limited will exercise its rights pursuant to Sections 428 to 430F of the Companies Act 1985 (as amended) to acquire compulsorily the remaining Romtec Shares. Furthermore, once the Offer becomes or is declared unconditional in all aspects, Romtec will apply for the cancellation of quotation of Romtec Shares on AIM.

19.      FURTHER INFORMATION
         -------------------

         Your attention is drawn to the further information in the Appendices, which form part of this document. Appendix I contains further terms and conditions of the Offer, and Appendix II contains the principal terms of the Loan Notes.

20.      ACTION TO BE TAKEN
         ------------------

         ACCEPTANCES OF THE OFFER SHOULD BE DESPATCHED AS SOON AS POSSIBLE, AND, IN ANY EVENT, SO AS TO BE RECEIVED BY HAND OR BY POST BY NOT LATER THAN
         3.00 P.M. ON 11 MAY 2000.


Yours faithfully


/s/Gerard Mizrahi
Gerard Mizrahi



Authorised Signatory for Charles Street Securities, Inc.

            APPENDIX I: CONDITIONS TO AND FURTHER TERMS OF THE OFFER



PART A: Conditions of the Offer

The Offer which in this Appendix is deemed to include, where relevant, references to the Loan Note Alternative will comply with the applicable rules and regulations of the City Code, will be governed by English law and will be subject to the jurisdiction of the courts of England and to the terms and conditions set out below and in the Form of Acceptance.

The Offer is subject to the following conditions:

1. valid acceptances being received (and not, where permitted, withdrawn) by not later than 3.00 p.m. on 11 May 2000 (or such later time(s) and/or date(s) as Total Research Acquisitions Limited may, subject to the rules of the City Code, decide) in respect of not less than 90 per cent. (or such lesser percentage in excess of 50% as Total Research Acquisitions Limited may decide) in nominal value of Romtec Shares to which the Offer relates. For the purposes of this condition the expression "Romtec Shares to which the Offer relates" shall be construed in accordance with sections 428 to 430F of the Companies Act 1985 (as amended);

2. there being no reference made to the Competition Commission in relation to the Offer or any matter arising from it and if there is such a reference before 3.00pm on 11 May 2000 or the time and date when the Offer is declared unconditional, if later, the Offer will lapse (unless otherwise agreed by the Panel at the request of Total Research Acquisitions Limited and the Board of Romtec);

3. no other government or governmental, quasi-governmental, supranational, statutory or regulatory or investigative body, court, or any other body or person in any jurisdiction (each a "Relevant Authority") having decided to take, institute, implement or threaten any action, proceedings, suit, investigation or enquiry, or made, proposed or enacted any statute, regulation, order or decision, or taken any other steps which would or might reasonably be expected to:

         (a) make the Offer, or its implementation, or the proposed acquisition of any Romtec Shares by Total Research Acquisitions Limited or any matter arising therefrom or relating thereto, void, illegal or unenforceable under the laws of any relevant jurisdiction or otherwise, directly or indirectly, restrain, prohibit, restrict or delay the Offer, its implementation or such proposed acquisition by any member of the Total Research Group or any matter arising therefrom or relating thereto or impose additional conditions or obligations with respect thereto, or otherwise challenge or interfere therewith in any such case to a materially adverse extent;

         (b) result in a material delay in the ability of any member of the Total Research Group, or render any member of the Total Research Group unable, to acquire all or some of the Romtec Shares or require, prevent or delay a divestiture by any member of the Total Research Group of any such Shares;

         (c) require, prevent or delay the divestiture by Total Research Acquisitions Limited or any member of the Total Research Group or by any member of the Romtec Group of all or any material portion of their respective businesses, assets or properties or impose any material limitation on the ability of any of them to conduct all or any material portion of their respective businesses or own all or any material portion of their respective assets or properties;

         (d) impose any material limitation on the ability of Total Research Acquisitions Limited or any other member of the Total Research Group or of the Romtec Group to acquire, or to hold or exercise effectively, directly or indirectly, any rights of ownership in respect of shares or other securities (or the equivalent) in any member of the Romtec Group or to exercise management control over Romtec or any other member of the Romtec Group;

         (e) otherwise materially adversely affect the business, profits or prospects of any member of the Romtec Group;

         and all applicable waiting and other time periods during which any Relevant Authority could decide to take, institute, implement or threaten any such action, proceeding, suit, investigation, enquiry or reference or otherwise intervene having expired, lapsed or been terminated;

4. all necessary filings and applications in connection with the Offer or its implementation having been made, all appropriate waiting periods (including extensions thereof) in respect of the Offer under any applicable legislation or regulations of any jurisdiction having expired, lapsed or been terminated and all authorisations, orders, consents, licences, and approvals ("Authorisations") deemed necessary or appropriate for or in respect of the Offer and the proposed acquisition of any Romtec Shares by Total Research Acquisitions Limited, or which are necessary for Romtec to carry on its business, having been obtained in terms and in a form reasonably satisfactory to Total Research Acquisitions Limited from all appropriate Relevant Authorities or other bodies with whom any member of the Total Research Group or the Romtec Group has entered into contractual arrangements which are material in the context of the Romtec Group taken as a whole and all such Authorisations remaining in full force and effect at the time at which the Offer becomes otherwise unconditional and all appropriate waiting periods (including extensions thereof) under any applicable legislation and regulations of any jurisdiction having expired, lapsed or been terminated and there being no intimation or notice of an intention to revoke or not to renew any of the same having been received, in each case as may be necessary in connection with the Offer under the laws or regulations of any jurisdiction and all necessary statutory or regulatory obligations in connection with the Offer and its implementation in any relevant jurisdiction having been complied with;

5. there being no provision of any arrangement, agreement, licence, permit, franchise or other instrument to which any member of the Romtec Group is a party or by or to which any such member or any of their assets is or are or may be bound, entitled or subject to any circumstance which, as a consequence of the making of the Offer or the acquisition or proposed acquisition by any member of the Total Research Group of some or all of the share capital in Romtec or because of change in control or management of Romtec or otherwise, could or might reasonably result in, to an extent which is material in the context of the Romtec Group, taken as a whole:

         (a) any monies borrowed by or other indebtedness (actual or contingent) of any member of the Romtec Group which is not already repayable on demand being or becoming repayable or being capable of being declared repayable immediately or prior to the stated maturity date or repayment date or the ability of any such member to borrow monies or incur any indebtedness being withdrawn or inhibited;

         (b) the creation of any mortgage, charge or other security interest over the whole or any material part of the business, property or assets of any member of the Romtec Group or any such security (whenever arising or having arisen) becoming enforceable;

         (c) any such arrangement, agreement, licence, permit, franchise or instrument, being terminated or adversely modified or adversely affected or any action being taken or any obligation arising thereunder;

         (d) otherwise than in the ordinary course of business, any assets or interests of any member of the Romtec Group being or falling to be disposed of or charged or any right arising under which any such asset or interest could be required to be disposed of or charged;

         (e) the interest or business of any member of the Romtec Group in or with any person, firm, company or body (or any arrangements relating to such interest or business) being terminated or adversely modified or affected;

         (f) any member of the Romtec Group ceasing to be able to carry on business under any name under which it presently does so; or

         (g) the value of or the financial or trading position or prospects of any member of the Romtec Group being prejudiced or adversely affected;

6. no member of the Romtec Group having since 31 January 2000 other than as disclosed in the annual report and accounts of Romtec for the year then ended or as publicly announced by Romtec by delivery to the Company Announcements Office of the London Stock Exchange prior to the press announcement of the Offer on 13 April 2000 (such information being "publicly announced"):

         (a) issued, agreed or authorised or proposed the issue of additional shares of any class, or securities convertible into, or rights , warrants or options to subscribe for or acquire, any such shares or convertible securities (save as between Romtec and its wholly owned subsidiaries and save for shares issued or options or other subscription rights granted under the Romtec Executive Share Option Scheme before 13 April 2000 or any shares issued thereafter pursuant to any such options or other rights);

         (b) recommended, declared, paid or made or proposed to recommend, declare, pay or make any bonus, dividend or other distribution other than to Romtec or a wholly owned subsidiary of Romtec;

         (c) to an extent which is material in the context of the Romtec Group taken as a whole, merged with any body corporate or acquired or disposed of, or transferred, mortgaged or charged or created any security interests over, any assets or any right, title or interest in any asset (including shares and trade investments), or authorised, proposed or announced any intention to propose any merger, demerger, acquisition, disposal, transfer, mortgage, charge or security interest (other than in the ordinary course of business);

         (d) issued, authorised or proposed the issue of any debentures or incurred or increased any indebtedness or contingent liability in each case to an extent which is material in the context of the Romtec Group, taken as a whole;

         (e) purchased, redeemed or repaid or announced any proposal to purchase, redeem or repay any of its own shares or other securities or redeemed or reduced or made any other change to any part of its share capital in any case to an extent which is material in the context of the Romtec Group taken as a whole;

         (f) entered into, or varied, or authorised, proposed or announced its intention to enter into or vary any contract, transaction, arrangement or commitment (whether in respect of capital expenditure or otherwise) which is of a long-term, onerous or unusual nature or magnitude, or which involves or could involve an obligation of a nature or magnitude which, in any case, is material in the context of the Romtec Group, taken as a whole;

         (g) implemented, authorised, proposed or announced its intention to implement or enter into any reconstruction, amalgamation, commitment, scheme or other transaction or arrangement otherwise than in the ordinary course of business;

         (h) other than as disclosed to any member of the Total Research Group or its advisers prior to 13 April 2000 entered into or made an offer (which remains open for acceptance) to enter into or vary the terms of any service agreement or any other agreement or arrangement with any directors or senior executives or any connected person of any of such person (within the meaning of section 346 of the Companies Act 1985 (as amended));

         (i) waived or compromised any claim other than in the ordinary course of business;

         (j) been unable, or admitted in writing that it is unable, to pay its debts or having stopped or suspended (or threatened to stop or suspend) payment of its debts generally, proposed any voluntary winding up or ceased or threatened to cease carrying on all or a substantial part of its business;

         (k) made or authorised or proposed or announced an intention to propose any change in its loan capital to an extent which is material in the context of the Romtec Group, taken as a whole;

         (l) entered into any contract, transaction or arrangement which is or is likely to be restrictive in a material respect on the business of any member of the Total Research Group or the Romtec Group;

         (m) made any material alteration to its Memorandum or Articles of Association or other incorporation documents; or

         (n) entered into or made an offer (which remains open for acceptance) to enter into an agreement or commitment or passed any resolution or announced or made any proposal with respect to any of the transactions or events referred to in this paragraph 6;

7. save as publicly announced prior to the announcement of the Offer, since 31 January 2000 and prior to the date when the Offer would otherwise become unconditional in all respects:

         (a) there having been no adverse change, no Director having ceased or given notice they are ceasing their employment with Romtec, and no other circumstance having arisen which would or might be likely to result in any adverse change, in the business, assets, financial or trading position or profits or prospects of any member of the Romtec Group to an extent which is material in the context of the Romtec Group taken as a whole;

         (b) there not having been instituted or remaining outstanding any litigation, arbitration proceedings, prosecution or other legal proceedings to which any member of the Romtec Group is a party (whether as plaintiff or defendant or otherwise) and no such proceedings having been announced or threatened in writing against any such member and no investigation by any government or governmental, quasi-governmental, supranational, statutory, regulatory or investigative body, authority or court (including any anti-trust or merger control authority) against or in respect of any such member or the business carried on by any such member having been threatened in writing, announced, instituted or remaining outstanding by, against or in respect of any such member, the effect of which is or is likely to be material in the context of the Romtec Group, taken as a whole;

         (c) there having been no receiver, administrative receiver or other encumbrancer appointed over any of the assets of any member of the Romtec Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction and there having been no petition presented for the administration of any member of the Romtec Group or any analogous proceedings or steps having taken place under the laws of any jurisdiction; and

         (d) no contingent or other liability having arisen or become apparent or having been incurred which might reasonably be expected adversely to affect any member of the Romtec Group to an extent which is material in the context of the Romtec Group, taken as a whole;

8. Total Research Acquisitions Limited not having discovered after the announcement of the Offer and prior to the date when the Offer would otherwise become unconditional in all respects that:

         (a) any financial, business or other information concerning the Romtec Group publicly disclosed at any time is misleading, contains a misrepresentation of fact or omits to state a fact necessary to make the information contained therein not misleading to an extent which is material in the context of the acquisition of Romtec by Total Research Acquisitions Limited; or

         (b) any member of the Romtec Group is subject to any liability, contingent or otherwise, existing at 31 January 2000, which is not disclosed or reflected in the audited accounts of Romtec for the financial year ended on that date and which is material in the context of the Romtec Group, taken as a whole;

9. Total Research Acquisitions Limited not having discovered after the announcement of the Offer and prior to the date when the Offer would otherwise become unconditional in all respects that there is, or is reasonably expected to be, any liability (whether actual or contingent) which is material in the context of the Romtec Group, taken as a whole, to make good, repair, reinstate or clean up any property now or previously owned, occupied or made use of by any past or present member of the Romtec Group under any environmental legislation, regulation, notice, circular or order of any Relevant Authority or third party or otherwise.

Total Research Acquisitions Limited reserves the right to waive, in whole or in part, all or any of conditions 2 to 9 inclusive, provided that it cannot waive any of them on or before 3 May 2000. If Total Research Acquisitions Limited is required by the Panel to make an offer for Romtec Shares under the provisions of Rule 9 of the City Code, Total Research Acquisitions Limited may make such alterations to the above conditions, including condition 1, as are necessary to comply with the provisions of that Rule.

Except with the consent of the Panel, the Offer will lapse unless conditions 2 to 9 inclusive of the Offer are fulfilled or, if capable of waiver, waived or, where appropriate, have been determined by Total Research Acquisitions Limited to be or to remain satisfied by midnight on whichever is the later of the date which is 21 days after the first closing date of the Offer and the date upon which condition 1 is satisfied.

If the Offer lapses, the Offer will cease to be capable of further acceptance and Total Research Acquisitions Limited, Charles Street Securities Inc. and holders of Romtec Shares shall thereupon cease to be bound by prior acceptances. Total Research Acquisitions Limited shall be under no obligation to waive or treat as fulfilled or satisfied any of the conditions 2 to 9 inclusive, in whole or in part, by a date earlier than the latest date specified above for fulfilment or satisfaction thereof notwithstanding that the other conditions of the Offer may at such earlier date have been waived or fulfilled or satisfied and there are at such earlier date no circumstances indicating that any such conditions may not be capable of fulfilment or satisfaction.

PART B: Further terms of the Offer

The following further terms apply to the Offer. Unless the context otherwise requires, in this Appendix I and in the Form of Acceptance references to: (i) the "Offer" shall include any revision, variation or renewal, thereof or extension thereto; (ii) the "Offer becoming unconditional" shall include the Offer being declared unconditional; (iii) the "Offer being unconditional" shall be construed as references to the Offer becoming or being declared unconditional as to acceptances in accordance with Paragraph 1 of Part A of this Appendix I, whether or not any other condition of the Offer remains to be fulfilled; and
(iv) the "acceptance condition" shall mean the condition as to acceptances set out in Paragraph 1 of Part A of this Appendix I.

1.       ACCEPTANCE PERIOD
         -----------------

1.1      The  Offer will  initially be open for  acceptance  until no later than
         3.00 p.m. on 11 May 2000. Although no revision is envisaged, if the Offer is revised it will remain open for acceptance for a period of at least 14 days from the date on which written notification of the revision is despatched to Romtec Shareholders (or such other period as may be permitted by the Panel). Except with the consent of the Panel, no such written notification of revision may be made or posted after 5 June 2000 , or, if later, the date falling 14 days prior to the last date on which the Offer can become unconditional.

1.2 The Offer, whether revised or not, shall not (except with the consent of the Panel) be capable of becoming unconditional after midnight on 19 June 2000 (or any earlier time and/or date beyond which Total Research Acquisitions Limited has stated that the Offer will not be extended, and not, where permitted, withdrawn such statement), nor of being kept open after that time unless it has previously become unconditional. However, Total Research Acquisitions Limited reserves the right, with the permission of the Panel, to extend the time for the Offer to become unconditional to a later time(s) and/or date(s). Except with the consent of the Panel, Total Research Acquisitions Limited may not, for the purpose of determining whether the acceptance condition has been satisfied, take into account acceptances received or purchases of Romtec Shares made after 1.00 p.m. on 19 June 2000 (or any earlier time(s) and/or date(s) beyond which Total Research Acquisitions Limited has stated that the Offer will not be extended and in respect of which it has not where permitted, withdrawn that statement) or, if the Offer is so extended, any such later time(s) and/or date(s) as may be agreed with the Panel. If the latest time at which the Offer may become unconditional is extended beyond midnight on 19 June 2000, acceptances received and purchases made in respect of which the relevant documents are received by Park Circus Registrars after 1.00 p.m. on the relevant date may (except where the City Code otherwise permits) only be taken into account with the agreement of the Panel.

1.3 If the Offer becomes or is declared unconditional, the Offer will remain open for acceptance for not less than 14 days from the date on which it would otherwise have expired. If the Offer has become unconditional and it is stated by or on behalf of Total Research
         Acquisitions Limited that the Offer will remain open until further notice, then not less than 14 days' notice in writing will be given prior to the closing of the Offer to those Romtec Shareholders who have not accepted the Offer.

1.4 If a competitive situation arises after Total Research Acquisitions Limited has given a "no increase" and/or a "no extension" statement in relation to the Offer, Total Research Acquisitions Limited may (if it has specifically reserved the right to do so at the time such statement was made, or otherwise with the consent of the Panel) withdraw such statement provided that it complies with the requirements of the City Code and, in particular, that (i) it announces such withdrawal as soon as possible and in any event within four business days of the announcement of the competing offer or competitive situation and Romtec Shareholders are informed in writing thereof (or, in the case of Romtec Shareholders with registered addresses outside the UK or whom Total Research Acquisitions Limited knows to be nominees holding Romtec Shares for such persons, by announcement in the UK), at the earliest practicable opportunity; and (ii) any Romtec Shareholders who accepted the Offer after the date of any "no increase" and/or "no extension" statement are given a right of withdrawal described in paragraph 3 below.

1.5 Total Research Acquisitions Limited may (if it has reserved the right to do so at the time a statement is made) choose not to be bound by the terms of a "no increase" and/or a "no extension" statement, if the statement would otherwise prevent the posting of an increased or improved Offer (as to the value or nature of the consideration offered or otherwise) which is recommended for acceptance by the Board of Romtec or in any other circumstances permitted by the Panel.

1.6      Unless   otherwise   determined  by  the  Panel,  for  the  purpose  of
         determining at any particular time whether or not the acceptance condition has been satisfied, Total Research Acquisitions Limited shall not be bound to take into account any Romtec Shares which have been unconditionally allotted or issued before such determination takes place, unless Park Circus Registrars on behalf of Total Research Acquisitions Limited has received written notice of the relevant details of such allotment or issue (including the price thereof) before that time. Telex or facsimile transmission will not be sufficient for this purpose.

2.       ANNOUNCEMENTS
         -------------

2.1 By 8.30 a.m. on the business day (the "relevant day") following the day on which the Offer is due to expire or becomes or is declared unconditional or is revised or extended as the case may be (or such later time and date as the Panel may agree), Total Research
         Acquisitions Limited will make an appropriate announcement and simultaneously inform the London Stock Exchange of the position. Such an announcement and notification will also state (unless otherwise permitted by the Panel) the total number of Romtec Shares and rights over Romtec Shares (as nearly as practicable):

         (A) for which acceptances of the Offer have been received (showing the extent, if any, to which such acceptances have been received from persons acting in concert with Total Research Acquisitions Limited within the meaning of the City Code);

         (B) held by or on behalf of Total Research Acquisitions Limited or any person acting in concert with it (within the meaning of the City Code) prior to the Offer Period; and

         (C) acquired or agreed to be acquired by or on behalf of Total Research Acquisitions Limited or any person acting in concert with it (within the meaning of the City Code) during the Offer Period;

         and will specify the percentage of Romtec Shares represented by each of these figures.

         Except with the consent of the Panel, on 19 June 2000 or such other date beyond which Total Research Acquisitions Limited has stated that the Offer will not be extended, Total Research Acquisitions Limited shall make an announcement by 5.00 p.m. that same day as to whether the Offer is unconditional or has lapsed. Such an announcement will, where practicable, include the information specified in (A) to (C) above, but in any event will include such of that information as is then available to Total Research Acquisitions Limited in the light of acceptances then counted.


         Any decision to extend the time and/or date by which the acceptance condition has to be fulfilled may be made at any time up to, and will be announced not later than 8.30 a.m. on the relevant day (or such later time and/or date as the Panel may agree) and the announcement will state the next expiry date (unless the Offer is then unconditional, in which case a statement may instead be made that the Offer will remain open until further notice). In computing the number of Romtec Shares represented by acceptances and purchases, there may at the discretion of Total Research Acquisitions Limited be included or excluded for announcement purposes, subject to paragraph 5.13 below, acceptances and purchases which are not complete in all respects or which are subject to verification, provided that only acceptances and purchases permitted to be counted towards the acceptance condition in accordance with paragraph 5.13 or 5.14 of this Part B shall (unless otherwise agreed by the Panel) be included.

2.2 In this Appendix 1, references to the making of an announcement by or on behalf of Total Research Acquisitions Limited include the release of an announcement by public relations consultants or by Charles Street Securities, Inc. to the press, the delivery by hand or telephone or telex or facsimile or other electronic transmission of an announcement to the London Stock Exchange and the delivery of any announcement to Romtec Shareholders (except those with registered addresses in the United States, Canada, Australia or Japan). An announcement made otherwise than to the London Stock Exchange will be notified simultaneously to the London Stock Exchange.

3.       RIGHTS OF WITHDRAWAL
         --------------------

3.1 If Total Research Acquisitions Limited, having announced the Offer to be unconditional, fails to comply by 3.30 p.m. on the relevant day (or such later time and/or date as the Panel may agree) with any of the requirements specified in paragraph 2.1 above, an accepting Romtec Shareholder (other than Russell Nathan) may, (unless the Panel agrees otherwise) immediately thereafter withdraw his acceptance by written notice signed by such shareholder and received either by post or by hand (during normal business hours) by Park Circus Registrars at James Sellar's House, 3rd Floor, 144 West George Street, Glasgow G2 2HG on behalf of Total Research Acquisitions Limited. Subject to paragraph 1.2 above, this right of withdrawal may be terminated not less than eight days after the relevant day by Total Research Acquisitions Limited confirming, if such is the case, that the Offer is still unconditional and complying with the requirements specified in paragraph 2.1 above. If any such confirmation is given, the first period of 14 days referred to in paragraph 1.3 above will run from the date of such confirmation and compliance.

3.2 If by 3.00 p.m. on 1 June 2000 or such later time and/or date as the Panel may agree) the Offer has not become unconditional, an accepting Romtec Shareholder may withdraw his acceptance at any time thereafter by written notice received by Park Circus Registrars, at the address and in the manner referred to in paragraph 3.1 above, on behalf of Total Research Acquisitions Limited, before the earlier of:

         (A)      the time when the Offer becomes unconditional; and

         (B) the final time for lodgement of acceptances which can be taken into account in accordance with paragraph 1.2 above.

3.3 If a "no extension" and/or a "no increase" statement has been withdrawn after a competitive situation has arisen in accordance with paragraph
         1.4 above, any Romtec Shareholder who accepts the Offer after such statement is made may withdraw his acceptance thereafter in the manner referred to in paragraph 3.1 above, not later than the eighth day after the date of posting of written notice of withdrawal of such statement to the Romtec Shareholders.

3.4      Except  as  provided  by  this paragraph  3  and  paragraph  4   below,
         acceptances and elections shall be irrevocable.

3.5 In this paragraph 3 "written notice" (including any letter of appointment, direction or authority) means notice in writing bearing the original signature(s) of the relevant accepting Romtec Shareholder or his agent or attorney duly appointed in writing (evidence of whose appointment in a form reasonably satisfactory to Total Research Acquisitions Limited and/or Charles Street Securities, Inc. is produced with the notice). Telex or facsimile transmissions or copies will not be sufficient to constitute written notice. No notice which is postmarked in, or otherwise appears to Total Research Acquisitions Limited or its agents to have been sent from, the United States, Canada, Australia or Japan will be treated as valid.

4.       REVISED OFFER
         -------------

4.1 Although no such revision is envisaged, if the Offer (in its original or any previously revised form(s)) is revised in any way (either in its terms and conditions or in the value or nature of the consideration offered or otherwise and whether or not the basic terms of the Offer (in their original or in any previously revised forms) are revised) which Total Research Acquisitions Limited reserves the right to do and such revision represents on the date on which such revision is announced (on such basis as Charles Street Securities, Inc. may reasonably consider appropriate) an improvement or no diminution in the value of the consideration of the Offer as so revised compared with the consideration or terms previously offered, the benefit of the revised Offer shall, subject to this paragraph 4 and 7 below, be made available to any Romtec Shareholder who has accepted the Offer in its original or previously revised form(s) and who has not validly withdrawn such acceptance (a "Previous Acceptor"). The acceptance by or on behalf of a Previous Acceptor of the Offer in its original or any previously revised form(s) shall, subject as provided in this paragraph 4 and paragraph 7, below be treated as an acceptance of the Offer as so revised and shall also constitute the separate appointment of Total Research Acquisitions Limited and/or of Charles Street Securities, Inc. and/or their respective Directors or agents as his agent and/or attorney with authority to accept any such revised Offer on behalf of such Previous Acceptor and, if any such revised Offer includes an alternative form or forms of consideration, to make such elections for and accept such alternative form or forms of consideration in such proportions as such agent and/or attorney in his absolute discretion thinks fit and to execute on behalf of and in the name of such Previous Acceptor all such further documents (if any) as may be required to give effect to such elections and/or acceptances. In making any such election and/or acceptance, such agent and/or attorney shall take into account the nature of any previous elections and/or acceptances made by or on behalf of the Previous Acceptor and such other facts or matters as he may reasonably consider relevant.

4.2 The powers of attorney and authorities conferred by this paragraph 4 and any election for or acceptance of a revised Offer and/or any election pursuant thereto shall be irrevocable unless and until the Previous Acceptor becomes entitled to withdraw his acceptance under paragraph 3 above and duly does so.

4.3 The deemed acceptance referred to in paragraph 4.1 above shall not apply, and the authorities referred to in such paragraph shall be ineffective to the extent that a Previous Acceptor shall lodge with Park Circus Registrars, within 14 days of the posting of the document pursuant to which the revision of the Offer referred to in paragraph
         4.1 above is made available to Romtec Shareholders, (or such later date as Total Research Acquisitions Limited may determine), a Form of Acceptance or some other form issued by or on behalf of Total Research Acquisitions Limited in which he validly elects to receive the consideration receivable by him under such revised Offer in some other manner.

4.4 The deemed acceptance referred to in paragraph 4.1 above shall not apply and the authorities referred to in such paragraph shall not be exercised if as a result the Previous Acceptor would (on such basis as Charles Street Securities, Inc. may reasonably consider appropriate) receive and/or retain less in aggregate in consideration than he would have received as a result of acceptance of the Offer in the form in which it was previously accepted by him, having regard to any previous elections originally made by him, unless such Previous Acceptor has previously agreed in writing to receive less in aggregate consideration. The authority conferred by paragraph 4.1 above shall not be exercised in respect of any election available under the revised Offer save in accordance with this paragraph 4.4.

4.5 Total Research Acquisitions Limited and Charles Street Securities, Inc. reserve the right to treat a valid acceptance of the Offer (in its original or any previously revised form(s)) which is received or dated on or after the announcement or issue of the Offer in any revised form, as a valid acceptance of the revised Offer and/or, where applicable, a valid election for or acceptance of the alternative forms of consideration (if any), and such acceptances shall constitute an authority in the terms of paragraph 4.1 above mutatis mutandis on behalf of the relevant Romtec Shareholder.

5.       GENERAL
         -------

5.1 Except with the consent of the Panel, the Offer will lapse unless all its conditions have been satisfied or (if capable of waiver) waived or, where appropriate, have been determined by Total Research Acquisitions Limited to be or remain satisfied, by midnight on 1 June 2000 or by midnight on the date which is 21 days after the date on which the Offer becomes unconditional (whichever is the later), or such later date as Total Research Acquisitions Limited may, with the consent of the Panel, determine. In such a case the Offer will cease to be capable of acceptance and Romtec Shareholders and Total Research Acquisitions Limited and Charles Street Securities, Inc. shall cease to be bound by prior acceptances.

5.2 The expression "Offer Period" when used in this document means, in relation to the Offer, the period commencing on 13 April 2000 until whichever of the following dates shall be the latest:

         (A)      3.00 p.m. on 11 May 2000;

         (B)      the date on which the Offer becomes unconditional; and

         (C)      the date on which the Offer lapses.

5.3 The Offer will lapse (unless otherwise agreed by the Panel) if, in relation to the Offer or any matter arising therefrom there is a referral to the Competition Commission before the later of 3.00pm on 11 May April 2000 and the time and date when the Offer becomes or is declared unconditional. If the Offer so lapses, it shall cease to be capable of further acceptance and Total Research Acquisitions Limited and Charles Street Securities, Inc. and accepting Romtec Shareholders shall thereupon cease to be bound by Forms of Acceptance delivered before the time when the Offer so lapses.

5.4 Except with the consent of the Panel, settlement of the consideration to which any Romtec Shareholder is entitled under the Offer will be implemented in full in accordance with the terms of the Offer without regard to any lien, right of set-off, counterclaim or other analogous right to which Total Research Acquisitions Limited or Charles Street Securities, Inc. may otherwise be, or claim to be, entitled as against such Romtec Shareholder. The consideration will (except with the consent of the Panel) be posted within 14 days of the later of the date on which the Offer becomes or is declared unconditional in all respects or the date of receipt of a valid and complete acceptance. Where the Romtec Shares concerned are in certificated form, cash consideration will be settled in pounds sterling by way of cheque drawn on a town branch of a UK clearing bank.

5.5 The Offer is made at 3 pm on 20 April 2000 and is capable of acceptance thereafter. Copies of this document, the Form of Acceptance and any related documents are available from Park Circus Registrars at the address set out in paragraph 3.1 above from that time. The Offer is being made by means of this document.

5.6 The terms, provisions, instructions and authorities contained in or deemed to be incorporated in the Form of Acceptance constitute part of the terms of the Offer. Words and expressions defined in this document have the same meanings when used in the Form of Acceptance, unless the context otherwise requires.

5.7 The Offer, elections made thereunder, all acceptances made thereof or pursuant thereto, this document and the Form of Acceptance and all contracts made pursuant thereto and action taken or made or deemed to be taken or made under any of the foregoing shall be governed by and construed in accordance with English law.

5.8 Any reference in this document and in the Form of Acceptance to 11 May 2000 shall, except in paragraph 5.2 above and where the context otherwise requires, be deemed, if the expiry date of the Offer is extended, to refer to the expiry date of the Offer as so extended.

5.9 Any omission or failure (or decision not) to despatch this document or the Form of Acceptance or any notice required to be given under the terms of the Offer to, or any failure to receive the same by, any person to whom the Offer is made, or should be made, shall not invalidate the Offer in any way or create any implication that the Offer has not been made to any such Romtec Shareholder. Subject to the provisions of paragraph 7 below, the Offer extends to all Romtec Shareholders to whom this document, the Form of Acceptance and any related documents may not be despatched or who may not receive any such documents, and such persons may collect copies of those documents during normal business hours from Park Circus Registrars.

5.10 If the Offer does not become unconditional in all respects the relevant Form(s) of Acceptance and any share certificate(s) will be returned by Total Research Acquisitions Limited by post (or by such other method as may be approved by the Panel) within 14 days of the Offer lapsing, at the risk of the person entitled thereto or to the person or agent whose name and address, outside the United States, Canada, Australia or Japan, is set out in the relevant box of the Form of Acceptance or, if none is set out, to the first-named holder at his registered address outside the United States, Canada, Australia or Japan. No such documents will be sent to an address in the United States, Canada, Australia or Japan.

5.11 All powers of attorney, appointment of agents and authorities on the terms conferred by or referred to in this Appendix I or in the Form of Acceptance are given by way of security for the performance of the obligations of the Romtec Shareholder concerned and are irrevocable in accordance with s.4 Powers of Attorney Act 1971 except in the circumstances where the donor of such power of attorney, appointment or authority is entitled to withdraw his acceptance in accordance with paragraph 3 above and duly does so.

5.12 No acknowledgement of receipt of any Form of Acceptance, share certificate(s) and/or other document(s) of title will be given by or on behalf of Total Research Acquisitions Limited.

5.13 Without prejudice to any other provision in this Part B of Appendix I, Total Research Acquisitions Limited and Charles Street Securities, Inc. reserve the right to treat acceptances of the Offer as valid if not entirely in order or not accompanied by the relevant share certificate(s) or if received by or on behalf of either of them at any place or places or in any manner determined by either of them otherwise than as set out in this document or in the Form of Acceptance.

5.14 Notwithstanding the right reserved by Total Research Acquisitions Limited and Charles Street Securities, Inc. to treat Forms of Acceptance as valid even though not entirely in order as set out in paragraph 5.13 above, except as otherwise agreed with the Panel:

         (A) an acceptance of the Offer will only be counted towards fulfilling the acceptance condition if the requirements of
                  Note 4 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it;

         (B)      a purchase  of Romtec  Shares by Total  Research  Acquisitions
                  Limited or its nominees (or, if Total Research Acquisitions Limited is required by the Panel to make an offer for Romtec Shares under the provisions of Rule 9 of the City Code) by a person acting in concert with Total Research Acquisitions Limited (or its nominee) will be counted towards fulfilling the acceptance condition only if the requirements of Note 5 and, if applicable, Note 6 on Rule 10 of the City Code are satisfied in respect of it; and

         (C) the Offer will not become or be declared unconditional until Park Circus Registrars has issued a certificate to Total Research Acquisitions Limited or Charles Street Securities, Inc. which states the number of Romtec Shares in respect of which acceptances have been received which meet the requirements of Note 4 on Rule 10 of the City Code and the number of Romtec Shares otherwise acquired (whether before or during the Offer Period) which meet the requirements of Note 5 on Rule 10 of the City Code and, in each case, if applicable,
                  Note 6 on Rule 10 of the City Code. Copies of such a certificate will be sent to the Panel as soon as possible after it is issued.

5.15 All communications, notices, certificates, documents of title and remittances to be delivered by or sent to or from any Romtec Shareholders will be delivered by or sent to or from them (or their designated agents) at their own risk.

5.16 Total Research Acquisitions Limited and Charles Street Securities, Inc. reserve the right to notify any matter (including the making of the Offer) to all or any Romtec Shareholder(s) with registered addresses outside the UK or whom Total Research Acquisitions Limited or Charles Street Securities, Inc. know to be nominees, custodians or trustees for such persons by announcement or paid advertisement in a daily newspaper published and circulated in the UK, including an evening paper circulated in London in which case such notice shall be deemed to have been sufficiently given notwithstanding any failure by any such Romtec Shareholders to receive or see such notice and all references in this document to notice or provision of information in writing (other than in paragraph 3 above) shall be construed accordingly.

6.17     References  in this  Appendix I to any statute or  statutory  provision
         shall   include  a  statute  or  statutory   provision   which  amends,
         consolidates or replaces it (whether before or after the date hereof).

6.       THE LOAN NOTE ALTERNATIVE
         -------------------------

6.1 Romtec Shareholders, other than certain overseas shareholders, who validly accept the Offer may elect to receive Loan Notes instead of all or as they may elect, any part of the cash consideration payable under the Offer on the basis of (pound)1 in nominal amount of Loan Notes for every (pound)1 in cash consideration. An election for the Loan Note Alternative can only be made in respect of Romtec Shares for which the Offer is validly accepted.

6.2 The Loan Note Alternative is conditional on the Offer becoming unconditional and will remain available for as long as the Offer remains open for acceptance. The Loan Note Alternative will lapse if the Offer lapses or expires.

7.       OVERSEAS SHAREHOLDERS
         ---------------------

7.1 The making of the Offer in, or to persons resident in or nationals or citizens of jurisdictions outside the United Kingdom, or to persons who are, or were, custodians, nominees of or trustees of, citizens, residents or nationals of such jurisdictions ("overseas persons") may be prohibited or affected by the laws of the relevant jurisdiction. Such persons should inform themselves about and observe any applicable legal requirements. It is the responsibility of any overseas persons wishing to accept the Offer (whether or not they elect for the Loan Note Alternative) to satisfy themselves as to the full observance of the laws of the relevant jurisdiction in connection therewith, including the obtaining of any governmental, exchange control or other consents which may be required, or the compliance with other necessary formalities and the payment of any issue, transfer or other taxes due in such jurisdiction. Each overseas person will be responsible for any such taxes and duties due in any overseas jurisdiction in respect of his acceptance of the Offer by whomsoever they are payable and shall indemnify and hold harmless Total Research Acquisitions Limited, Charles Street Securities, Inc. and all persons acting on behalf of either of them in respect of such taxes and duties which they may be required to pay. In particular, the Loan Notes have not been, and will not be, registered under the Securities Act 1933 of the United States or under the securities laws of any state or other jurisdiction of the United States, Canada, Australia or Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States, or to, or for the account or benefit of, US Persons, or in or into Canada, Australia or Japan, or into any other jurisdiction where this would not be lawful. Romtec Shareholders who are citizens or residents of an overseas jurisdiction other than the United States, Canada, Australia or Japan who elect for the Loan Note Alternative will only be issued with Loan Notes where Total Research Acquisitions Limited is satisfied that to do so will not be unlawful under any relevant securities laws. If Total Research Acquisitions Limited is not so satisfied, such Romtec Shareholders will only be entitled to receive the cash consideration under the Offer, and their elections for the Loan Note Alternative will not be treated as valid.

7.2 In particular, the Offer is not being made, directly or indirectly in or into, or by use of the mails of or by any means or instrumentality (including, without limitation, telephonically or electronically) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan. The Offer cannot be accepted by any such use, means, instrumentality or facility from or within the United States, Canada, Australia or Japan. Copies of this document and the Form of Acceptance and any related offering documents are not being and must not be mailed or otherwise forwarded distributed or sent in, into or from the United States, Canada, Australia or Japan including, without limitation, to Romtec Shareholders or participants in Romtec Share Option Schemes with registered addresses in the United States, Canada, Australia or Japan or to nominees, custodians or trustees holding Romtec Shares for such persons. Persons receiving such documents (including, without limitation, nominees, custodians and trustees) must not distribute or send them in, into or from the United States, Canada, Australia or Japan or use the mails of the United States, Canada, Australia or Japan or any such means, instrumentality or facility for any purpose directly or indirectly related to acceptance of the Offer and doing so will render invalid any related purported acceptance of the Offer.

         Envelopes containing Forms of Acceptance, evidence of title or other documents relating to the Offer should not be postmarked in the United States, Canada, Australia or Japan or otherwise sent from the United
         States, Canada, Australia or Japan and all acceptors must provide addresses outside the United States, Canada, Australia or Japan for the receipt of the consideration or for the return of the Form of Acceptance, Romtec share certificates and/or other documents of title in relation to the Romtec Shares.

7.3 A Romtec Shareholder will, subject to paragraph 7.5 below, be deemed not to have validly accepted the Offer if:

         (A) he puts "No" in Box 5 of the Form of Acceptance and thereby does not give the representation and warranty set out in paragraph 1(C)(1) of Part C of this Appendix I to the effect that he has not received or sent copies of this document, the Form of

                  Acceptance or any related offering documents in, into or from the United States, Canada, Australia or Japan and has not otherwise utilised in connection with the Offer, directly or indirectly, the use of mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan;

         (B) having completed Box 4 of the Form of Acceptance with a registered address in the United States, Canada, Australia or Japan he does not insert in Box 6 of the Form of Acceptance the name and address of a person or agent outside the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent;

         (C) he inserts in Box 6 of the Form of Acceptance the name and address of a person or agent in the United States, Canada, Australia or Japan to whom he wishes the consideration to which he is entitled under the Offer to be sent; or

         (D) in any case, the Form of Acceptance received from him is received in an envelope postmarked in, or which otherwise appears to Total Research Acquisitions Limited or its agents to have been sent from, the United States, Canada, Australia or Japan.

         Total Research Acquisitions Limited reserves the right, in its sole discretion, to investigate, in relation to any acceptance whether the representation and warranty set out in paragraph 1(C)(1) of Part C of this Appendix I could have been truthfully given by the relevant Romtec Shareholder and, if Total Research Acquisitions Limited cannot satisfy itself that such representation and warranty was true and correct, such acceptance shall not be valid.

7.4 If, in connection with the making of the Offer, notwithstanding the restrictions described above, any person (including without limitation, nominees, custodians or trustees), whether pursuant to a contractual or legal obligation or otherwise, sends, forwards or otherwise distributes this document, the relevant Form of Acceptance or any related offering documents, in, into or from the United States, Canada, Australia or Japan or uses the mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan in connection with such action, such person should:

         (A)  inform the recipient of such fact;

         (B) explain to the recipient that such action may invalidate any purported acceptance by the recipient; and

         (C) draw the attention of the recipient to this paragraph 7.

7.5 Notwithstanding the restrictions described above, Total Research Acquisitions Limited will retain the right to permit the Offer to be
         accepted  if  in  its  sole  discretion,   it  is  satisfied  that  the
         transaction in question is exempt from or not subject to the legislation or regulation giving rise to the restriction in question.

7.6 Notwithstanding the foregoing, the provisions of this paragraph 7 and/or any other terms of the Offer relating to overseas shareholders may be waived, varied or modified as regards specific Romtec Shareholders or on a general basis by Total Research Acquisitions Limited in its absolute discretion.

7.7 References in this paragraph 7 to a Romtec Shareholder include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing the Form of Acceptance, the provisions of this paragraph 7 shall apply to them jointly and severally. Subject as aforesaid the provisions of this paragraph 7 supersede any terms of the Offer which are inconsistent herewith. Total Research Acquisitions Limited reserves the right to treat any acceptance of the Offer as invalid and to reject any election for the Loan Note Alternative made or purported to be made in any manner contrary to this paragraph 7 where such acceptance or election would, in the opinion of Total Research Acquisitions Limited, constitute a breach of the laws of the relevant jurisdiction.

7.8 Neither Total Research Acquisitions Limited nor Charles Street Securities, Inc. nor any agent or director of Total Research Acquisitions Limited nor any person acting on behalf of any of them shall have any liability to any person for any loss or alleged loss arising from any decision as to the treatment of the Offer on any of the bases set out above or otherwise in connection therewith.

         OVERSEAS SHAREHOLDERS SHOULD INFORM THEMSELVES ABOUT AND OBSERVE ANY APPLICABLE LEGAL OR REGULATORY REQUIREMENTS. IF YOU ARE IN ANY DOUBT ABOUT YOUR POSITION YOU SHOULD CONSULT YOUR PROFESSIONAL ADVISER IN THE RELEVANT TERRITORY.

PART C: Form of Acceptance

1. Each Romtec Shareholder by whom, or on whose behalf, the Form of Acceptance is executed and received by Park Circus Registrars or by or on behalf of Total Research Acquisitions Limited or Charles Street Securities, Inc., irrevocably undertakes, represents, warrants and agrees to and with Total Research Acquisitions Limited, Charles Street Securities, Inc. and Park Circus Registrars (in its capacity as escrow agent) so as to bind him and his personal representatives, heirs, successors and assigns to the effect that:

         (A) the execution of the Form of Acceptance whether or not any boxes are completed shall constitute:

                  (1) subject to paragraph 7 of Part B of this Appendix I, an acceptance of the Offer in respect of the number of Romtec Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance and if no number of Romtec Shares is inserted in Box 1, or a number greater than the relevant Romtec Shareholder's holding of Romtec Shares is there inserted, there shall be deemed to have been inserted in Box 1 the greater of:

                          (a) the relevant Romtec Shareholder's entire holding of Romtec Shares as disclosed by the register of members made available to Park Circus Registrars prior to the time the relevant Form of Acceptance is processed by them; and

                          (b) the relevant Romtec Shareholder's entire holding of Romtec Shares as disclosed by the register of members made available to Park Circus Registrars prior to the latest time for receipt of the Form of Acceptance which can be taken into account in determining whether the Offer is unconditional;

                  (2) subject to paragraph 7 of Part B of this Appendix I, an election for the Loan Note Alternative in respect of the number of Romtec Shares inserted or deemed to be inserted in Box 2 of the Form of Acceptance and if a greater number of Romtec Shares is inserted in Box 2 than is inserted, or deemed to be inserted, in Box 1, there shall be deemed to have been inserted in Box 2 the number of Romtec Shares inserted or deemed to have been inserted in Box 1;

                  (3) an undertaking to execute any further documents and give any further assurances which may be required to enable Total Research Acquisitions Limited to obtain the full benefit of the terms of this Part C and/or perfect any authorities expressed to be given thereunder; and

                  (4) a representation and warranty that he is the beneficial owner of the number of Romtec Shares inserted or deemed to be inserted in Box 1 of the Form of Acceptance or, if he is not, that he is irrevocably and unconditionally entitled to transfer such Romtec Shares and the entire beneficial interest therein will be acquired under the Offer with full title guarantee;

                  on and subject to the terms and conditions set out or referred to in this document and the Form of Acceptance and that, subject to paragraph 3 and paragraph 4 of Part B of this Appendix I, such acceptance and/or election shall be irrevocable;

         (B) the Romtec Shares in respect of which the Offer is accepted or deemed to be accepted are sold fully paid with full title guarantee and free from all liens, equitable interests, charges, encumbrances pre-emption rights and other interests and rights of whatsoever nature and together with all rights now or hereafter attaching thereto (including the right to receive all dividends and other distributions) declared, made or paid after 13 April 2000 save that a Romtec Shareholder on the register at the close of business on 02 May 2000 will be entitled to receive the interim dividend of 2.0p (net) per Romtec Share declared by the Romtec board in respect of the year ended on 31 January 2000;

         (C)

                  (1) unless "No" is put in Box 5 of the Form of Acceptance, such shareholder has not received or sent copies or originals of this document, the Form of Acceptance or any related offering documents in, into or from the United States, Canada, Australia or Japan and has not otherwise utilised in connection with the Offer, directly or indirectly, the use of mails of, or any means or instrumentality (including, without limitation, facsimile transmission, telex and telephone) of interstate or foreign commerce of, or any facility of a national securities exchange of, the United States, Canada, Australia or Japan and was outside the United States, Canada, Australia and Japan when the Form of Acceptance was sent and at the time of accepting the Offer; and is not an agent or fiduciary acting on a non-discretionary basis for a principal, unless such agent or fiduciary is an authorised employee of such principal or such principal has given all instructions with respect to the Offer from outside the United States, Canada, Australia and Japan and if such Romtec Shareholder has made an election of the Loan Note Alternative, such Shareholder is not a person in, or resident in Japan, Australia, Canada or the United States or a US Person, does not hold any Romtec Shares in respect of which he has elected for the Loan Note Alternative on behalf of any such person and is not acting on behalf of any such person and that he will not, directly or indirectly, hold or acquire such Loan Notes to or for the account or benefit of any such person or with a view to the offer, sale or delivery, directly or indirectly, of any Loan Notes in or into the United States, Canada, Australia or Japan or to any such person;

                  (2) if such accepting Romtec Shareholder is not resident in the UK he has observed the laws of all relevant territories, obtained any requisite governmental or other consents, complied with all requisite formalities and paid any issue, transfer or other taxes due from him, in connection with such acceptance, in any territory and that he has not taken or omitted to take any action which will or may result in Total Research Acquisitions Limited, Charles Street Securities, Inc. or any other person acting in breach of the legal or regulatory requirements of any territory in connection with the Offer or his acceptance thereof;

         (D) the execution of the Form of Acceptance constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to the relevant accepting Romtec Shareholder not having validly withdrawn his acceptance, the irrevocable separate appointment of each of Total Research Acquisitions Limited and/or of Charles Street Securities, Inc. and/or any of their respective Directors or agents as such Romtec Shareholder's agent and/or attorney and an irrevocable instruction and authorisation to the agent and/or attorney to complete and execute all or any form(s) of transfer and/or other document(s) whatsoever at the agent and/or attorney's discretion in relation to Romtec Shares referred to in paragraph 1(A) above in respect of which an accepting Romtec Shareholder has not validly withdrawn his acceptance (the "Acceptance Shares") in favour of Total Research Acquisitions Limited or such other person(s) as Total Research Acquisitions Limited may direct and to deliver such form(s) of transfer and/or other document(s) at the discretion of the agent and/or attorney together with the share certificate(s) and/or other document(s) of title relating to such Acceptance Shares, for registration within six months of the Offer becoming unconditional in all respects and to execute all such other documents and do all such other acts and things as may, in the opinion of such agent and/or attorney, be necessary or expedient for the purposes of, or in connection with, the acceptance of the Offer and to vest in Total Research Acquisitions Limited or its nominee(s) the Acceptance Shares;

         (E) the execution of the Form of Acceptance and its delivery to Park Circus Registrars constitutes, subject to the Offer becoming unconditional in all respects in accordance with its terms and to an accepting Romtec Shareholder not having validly withdrawn his acceptance, an irrevocable authority and request:

                  (1) subject to the provisions of paragraph 7 of Part B of this Appendix I to Romtec or its agents to procure registration of the transfer of the Acceptance Shares pursuant to the Offer and the delivery of the share certificate(s) and/or other document(s) of title in respect thereof to Total Research Acquisitions Limited or as it may direct;

                  (2) subject to the provisions of paragraph 7 of Part B of this Appendix I to Total Research Acquisitions Limited or its agents to procure the despatch by post (or such other method as may be approved by the Panel) of a cheque for any cash to which such Romtec Shareholder is entitled at the risk of such holder, to the person whose name and address (outside the United States, Canada, Australia and Japan) is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder set out in Box 4 of the Form of Acceptance with an address outside the United States, Canada, Australia or Japan;

                  (3) to Total Research Acquisitions Limited or its agents to procure that such Romtec Shareholder's name is entered on the register of Total Research Acquisitions Limited in respect of the Loan Notes (if any) to which such Romtec Shareholder becomes entitled under the Offer and to procure the despatch by post of the documents of title for the nominal amounts of such Loan Notes at the risk of such Romtec Shareholder to the person whose name and address is set out in Box 6 of the Form of Acceptance or, if none is set out, to the first-named holder set out in Box 4 of the Form of Acceptance with an address outside the United States, Canada, Australia and Japan; and

                  (4) to Total Research Acquisitions Limited or its agents to record and act upon, in relation to the Loan Notes to which such Romtec Shareholder becomes entitled under the Offer, any instructions with regard to payments or notices which have been recorded in the records of Romtec in respect of such Romtec Shareholder's holding(s) of Romtec Shares;

         (F) the execution of the Form of Acceptance constitutes a separate authority to any Director of Total Research Acquisitions Limited and/or any Director of Charles Street Securities, Inc. and/or their respective agents within the terms of paragraph 4 of Part B of this Appendix I in respect of the Acceptance Shares and an authority to such person or persons to execute any further documents and give any further assurance which may be required in connection with the foregoing;

         (G) after the Offer becomes unconditional (or if the Offer would become unconditional in all respects or lapse immediately upon the outcome of the resolution in question) and in such other circumstances as Total Research Acquisitions Limited may request and the Panel may permit and pending registration:

                  (1) Total Research Acquisitions Limited or its agents shall be entitled to direct the exercise of any votes attaching to any Romtec Share in respect of which the Offer has been accepted or is deemed to have been accepted and such acceptance has not been validly withdrawn and any and all other rights and privileges attaching to such Acceptance Shares, including the right to requisition the convening of a general meeting or separate class meeting of Romtec;

                  (2) Romtec be authorised by the holder of Acceptance Shares to send any notice, circular, warrant, document or other communication which may be required to be sent to him as a Romtec Shareholder including any share certificate or other document(s) of title issued to Total Research Acquisitions Limited at its registered office;

                  (3) Total Research Acquisitions Limited or its agents irrevocably be authorised by such holder of Acceptance Shares to sign any documents and do such things as may in the opinion of the agent or attorney seem necessary or desirable in connection with the exercise of such votes or other privileges including without limitation, any consent to short notice of a general meeting or separate class meeting on his behalf and/or execute a form of proxy or, where appropriate, any appointment pursuant to section 375 of the Companies Act 1985 (as amended) in respect of such Acceptance Shares appointing any person determined by Total Research Acquisitions Limited to attend general meetings and separate class meetings of Romtec or its members or any of them (and any adjournment thereof) and to exercise the votes attaching to such Acceptance Shares on his behalf, where relevant such votes to be cast so far as possible to satisfy any outstanding condition of the Offer; and

                  (4) will also constitute the agreement of such Romtec Shareholder not to exercise any of such rights without the consent of Total Research Acquisitions Limited and the irrevocable undertaking of such
                           Romtec Shareholder not to appoint a proxy or corporate representative for or to attend general meetings or separate class meetings of Romtec;

                  but the authorities conferred by this paragraph (G) shall cease to be valid if the acceptance is withdrawn in accordance with paragraph 3 of Part B of this Appendix 1;

         (H) the terms and conditions of this Offer shall be deemed to be incorporated in, and form part of, the Form of Acceptance, which shall be read and construed accordingly;

         (I) if he accepts the Offer and does not validly withdraw such acceptance, he shall do all such acts and things as in the opinion of Total Research Acquisitions Limited shall be necessary or expedient to vest in Total Research Acquisitions Limited or its nominee(s) the Acceptance Shares; and all such acts and things as may be necessary or expedient to enable
                  Park Circus Registrars to perform its functions as escrow agent for the purposes of the Offer;

         (J) he agrees to ratify each and every act or thing which may lawfully be done or effected by Total Research Acquisitions Limited or by Charles Street Securities, Inc. or by Park Circus Registrars or their respective Directors, agents or attorneys or by Romtec or its agents, as the case may be, in the proper exercise of any of his powers and/or authorities hereunder (and to indemnify each such person against any losses arising therefrom);

         (K) if any provision of this Part C shall be unenforceable or invalid or shall not operate so as to afford Total Research Acquisitions Limited and Charles Street Securities, Inc. or Park Circus Registrars and/or their respective Directors or agents the full benefit of the authorities and powers of attorney expressed to be given in this Appendix I, he shall with all practicable speed do all such acts and things and execute all such documents as may be required to enable Total Research Acquisitions Limited and/or Charles Street Securities, Inc. or Park Circus Registrars and/or any of their respective Directors or agents to secure the full benefits of such authorities and powers of attorney; and

         (L) the execution of the Form of Acceptance constitutes his submission, in relation to all matters arising out of the Offer and the Form of Acceptance, to the jurisdiction of the courts of England and his agreement that nothing shall limit the right of Total Research Acquisitions Limited and/or Charles Street Securities, Inc. and/or any of their respective Directors or agents to bring any action, suit or proceeding arising out of or in connection with the Offer and the Form of Acceptance in any other manner permitted by law or any court of competent jurisdiction.

2. References in this Part C to a Romtec Shareholder shall include references to the person or persons executing a Form of Acceptance and, in the event of more than one person executing a Form of Acceptance, the provisions of this Part C shall apply to them jointly and severally. On execution the Form of Acceptance shall take effect as a deed.

                 APPENDIX II: PRINCIPAL TERMS OF THE LOAN NOTES


The Loan Notes will be constituted by a loan note instrument (the "Loan Note Instrument") executed by Total Research Acquisitions Limited, and Total Research Corporation which will contain provisions, inter alia, to the following effect:

1.       FORM AND STATUS AND GUARANTEE
         -----------------------------

1.1 The Loan Notes will be issued in amounts and integral multiples of (pound)1 nominal and will constitute unsecured obligations of Total Research Acquisitions Limited but will be guaranteed by Total Research Corporation as its unsecured obligation. The Loan Note Instrument does not contain any restrictions on borrowing, charging or disposal of assets.

2.       INTEREST
         --------

2.1 Interest (less any applicable tax) will be payable on the principal amount of the Loan Notes from the date of issue to the date of redemption at an annual rate equal to 12 month LIBOR on sterling deposits of (pound)1,000,000.

2.2 To the extent that tax is deducted from any interest, neither Total Research Acquisitions, nor the Guarantor nor any substituted entity shall increase its payments to the Noteholders.

2.3 Interest shall accrue from day to day and shall be calculated on the basis of a 365 day year.

3.       REDEMPTION
         ----------

3.1 All Loan Notes will be redeemed for cash at par in sterling on 10 April 2001 (or at the written request of the applicable holder before that date, on 10 October 2001) together with accrued interest (less any applicable tax) up to (but excluding) the applicable redemption date.

3.2 On the occurrence of any of a number of standard events of default each Noteholder shall be entitled, by a notice addressed to Total Research Acquisitions Limited, to require all or part (being (pound)100 nominal amount or any integral multiple thereof) of the Loan Notes held by him to be immediately repaid at par in sterling, together with accrued interest (subject to any requirement to deduct income tax therefrom).

3.3 If, at any time, the nominal amount of all Loan Notes outstanding is 25 per cent or less of the total nominal amount of Loan Notes which have been issued up to that time, or is less than (pound)10,000, Total Research Acquisitions Limited shall have the right on giving to the remaining Noteholders not less than 30 days' notice in writing expiring on or after the date which is six months and one day after the date of issue of the relevant Loan Notes to redeem at par in sterling all (but not some only) of the outstanding Loan Notes by payment of the nominal amount thereof together with accrued interest (subject to any requirement to deduct income tax therefrom) up to (but excluding) the date of redemption.

3.4 Total Research Acquisitions Limited may also, on the death or bankruptcy of a Noteholder, redeem at par in sterling all (but not some only) of the Loan Notes held by such Noteholder (whether alone or jointly with other persons) on the terms set out in paragraph 3.3 by giving not less than 30 days notice to the personal representatives of a deceased Noteholder or to the trustee in bankruptcy or the Noteholder himself in the case of a bankrupt Noteholder expiring at any time after the first anniversary of the date of the death or the making of the bankruptcy order.

4.       PURCHASE AND CANCELLATION
         -------------------------

4.1 Total Research Acquisitions Limited may at any time purchase any Loan Notes at any price by tender or by private treaty at any price. All Loan Notes so purchased, or redeemed under paragraph 3, will be cancelled and shall not be available for reissue.

5.       MODIFICATION
         ------------

5.1 The provisions of the Loan Note Instrument and the rights of the holders will be subject to modification, abrogation or compromise with the sanction of an extraordinary resolution of the holders of the Loan Notes as provided in the Loan Note Instrument and the consent of Total Research Acquisitions Limited.

6.       REGISTRATION, TRANSFER AND MARKETABILITY
         ----------------------------------------

6.1 The Loan Notes will be evidenced by certificates, will be in registered form and will not be transferable (save in the case of death or bankruptcy of the Noteholder or by operation of the law). No application has been made or is intended to be made to any stock exchange for the Loan Notes to be listed or otherwise publicly traded.

6.2 The Loan Notes will not be available to Romtec Shareholders in the United States, Canada, Australia or Japan.

6.3 The Loan Notes have not been, and will not be, registered under the Securities Act 1933 of the United States or under the securities laws of any state or other jurisdiction of the United States, Canada, Australia or Japan. Accordingly, unless an exemption under relevant securities laws is available, the Loan Notes may not be offered, sold, resold, delivered or distributed, directly or indirectly, in or into the United States, or to, or for the account or benefit of, US Persons, or in or into Canada, Australia or Japan, or into any other jurisdiction where this would not be lawful. Romtec Shareholders who are citizens or residents of an overseas jurisdiction other than the United States, Canada, Australia or Japan who elect for the Loan Note Alternative will only be issued with Loan Notes where Total Research Acquisitions Limited is satisfied that to do so will not be unlawful under any relevant securities laws. If Total Research Acquisitions Limited is not so satisfied, such Romtec Shareholders will only be entitled to receive the cash consideration under the Offer, and their elections for the Loan Note Alternative will not be treated as valid.

7.       RIGHT TO ADDITIONAL LOAN NOTES
         ------------------------------

         Each registered holder of Loan Note(s) ("Noteholder") shall have the right to acquire (by subscription at par of a nominal amount not exceeding the nominal amount of such Noteholder's holding of Loan Notes then remaining outstanding, such amount to be payable in full on subscription) additional loan notes to be issued by a United Kingdom subsidiary of the Guarantor other than the Company ("Additional Notes") on terms and conditions substantially the same as those applicable to the Loan Notes, except as follows:

         (A) the rate of interest on the Additional Notes shall be one per cent below the rate per annum referred to in paragraph 2.1;

         (B) the Additional Notes shall not carry any right to acquire additional securities; and

         (C)      the Additional Notes shall not be guaranteed.

8.       GOVERNING LAW
         -------------

         The Loan Notes and the Loan Note Instrument shall be governed by and construed in accordance with English law.

 APPENDIX III: INFORMATION ON TOTAL RESEARCH ACQUISITIONS LIMITED AND TOTAL
                              RESEARCH CORPORATION


1.       TOTAL RESEARCH ACQUISITIONS LIMITED
         -----------------------------------

Total Research Acquisitions Limited is a newly-incorporated company which has been formed for the purposes of the Offer. To date, Total Research Acquisitions Limited has engaged in no activities other than those incidental to its organisation and the making of the Offer.

(a)      Directors and secretary

         (i)      The directors of Total Research Acquisitions Limited are:

                  David Brodsky
                  Al Angrisani
                  Howard L. Shecter

         (ii) The secretary of Total Research Acquisitions Limited is Gareth Davies.

(b)      Incorporation

         Total Research Acquisitions Limited was incorporated in England and Wales as a private limited company under the name Total Research Acquisitions Limited on 16 March 2000. The registered office of Total Research Acquisitions Limited is Watermans Park, 40-52 High Street, Brentford, Middlesex, TW8 OBB and its registered number is 3953021.

(c)      Share capital

         The authorised share capital of Total Research Acquisitions Limited as at the date of posting of this document is (pound)1,000 divided into 1000 ordinary shares of (pound)1 each. All of the issued ordinary shares are held by Total Research Holdings Limited, a direct wholly-owned subsidiary of Total Research Corporation.

(d)      Financial Information and activities

         Total Research Acquisitions Limited has not traded since the date of its incorporation nor entered into any obligations other than in connection with the Offer.

2.       TOTAL RESEARCH CORPORATION
         --------------------------

(a)      Directors and secretary

         (i)      The directors of Total Research Corporation are:

                  David Brodsky, Chairman
                  Al Angrisani, President and Chief Executive Officer Howard L. Shecter, Vice Chairman
                  Lorin Zissman, Chairman Emeritus
                  George Lindemann, Non-executive
                  J. Edward Shrawder, Non-executive
                  John Freeman, Non-executive

         (ii)     The secretary of Total Research Corporation is Jane Giles.

(b)      Share capital

         The authorised common share capital of Total Research Corporation at the date of this document is 50 million units of common stock of $0.001 par value each, of which 12,397,462 are issued and outstanding.

(c)      Company details

         The  registered   office  of  Total   Research   Corporation  is  at  5
         Independence Way, Princeton, NJ 08543, USA.

3.       FINANCIAL INFORMATION
         ---------------------

The financial information for the three years ended 30 June 1999 relating to Total Research Corporation contained in this section of the document has been extracted from the audited financial statements of Total Research Corporation for each of these years contained in its Annual Report on Form 10-K (the "Form 10-K") filed with the United States Securities and Exchange Commission ("SEC") under the U.S. Securities Exchange Act of 1934 as amended (the "Exchange Act"). The financial information for the six months ended 31 December 1999 has been extracted from the unaudited financial statements of Total Research Corporation for that period contained in its Quarterly Reports on Forms 10-Q for the two quarters ended 30 September 1999 and 31 December 1999, (the "Forms 10-Q") filed with the SEC under the Exchange Act. Total Research Corporation accounting policies conform to US GAAP. There are no known material changes in the financial or trading position of Total Research Corporation subsequent to the last published audited accounts.

4. PROFIT INFORMATION FOR THE LAST THREE YEARS ENDED 30 JUNE 1999 AND THE PERIOD ENDED 31 DECEMBER 1999
         -----------------------------

                                            6mths to             Year to            Year to            Year to
                                            Dec-1999             June 1999          June 1998          June 1997
                                            $                   $                  $                  $

Turnover                                    25,903,242         41,561,835         34,057,084         29,443,302

Net Profit                                   2,049,810          3,220,557          1,885,267          1,128,150

Tax                                           (778,793)        (1,244,820)          (760,450)          (489,955)

Profit after tax                             1,271,017          1,975,737          1,124,817            638,195

Dividend                                             0                  0                  0                  0


Basic Earnings per Share                          0.11               0.17               0.11               0.06

Diluted Earnings per share                        0.10               0.16               0.10               0.06


5.       DETAILS OF ASSETS AND LIABILITIES AS AT 30 JUNE 1998
         AND 30 JUNE 1999
         ----------------

ASSETS                                                                                   Year to                Year to
                                                                                        June 1999              June 1998
CURRENT ASSETS                                                                              $                      $
Cash and cash equivalents                                                                    5,203,383            2,097,347
Accounts  receivable,  less  allowance  for doubtful  accounts of $110,000 at June           7,068,199            6,451,545
30, 1999 and June 30, 1998
Cost and estimated earnings in excess of billings on uncompleted                             3,248,270            1,201,265
Contracts
Deferred taxes                                                                                 330,000              243,000
Prepaid expenses and other current assets                                                      585,262              715,376
                                                                                    -------------------     ----------------
Total current assets                                                                        16,435,114           10,708,533
FIXED  ASSETS,  less  accumulated   depreciation  of  $4,553,729  and  $3,923,493,           2,609,152            2,110,914
respectively
Goodwill, net of accumulated amortisation of $379,181 and $301,337, respectively             1,644,696            1,722,540
Deferred Taxes                                                                                 264,000              361,100
OTHER ASSETS                                                                                   763,767              566,071
                                                                                    ===================     ================
                                                                                            21,716,729           15,469,158
                                                                                    ===================     ================

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
Revolving line of credit                                                                       282,027             -
Accounts payable                                                                             4,038,566            3,385,709
Accrued expenses and other current liabilities                                               3,512,938            2,834,060
Billings in excess of costs and estimated earnings                                           3,373,665            3,394,545
Income taxes payable                                                                           714,059              293,171
                                                                                    -------------------     ----------------
Total current liabilities                                                                   11,921,255            9,907,485
OTHER LONG-TERM LIABILITIES                                                                    716,605              484,207

                                                                                    -------------------     ----------------
                                                                                            12,637,860           10,391,692


STOCKHOLDERS' EQUITY
Common stock authorised  20,000,000  shares $0.001 par value,  11,761,608 shares issued at June 30, 1999 and 10,476,108 shares issued
at June 30, 1998                                                                                11,762               10,476
Additional paid-in capital                                                                   6,627,782            4,172,904
Retained earnings                                                                            3,134,938            1,159,201
Accumulated other comprehensive income                                                        (35,925)               22,602
                                                                                    -------------------     ----------------
                                                                                             9,738,557            5,365,183

Less: Treasury Stock, at cost                                                                (659,688)            (287,717)
                                                                                    -------------------     ----------------
Total Stockholders' equity                                                                   9,078,869            5,077,466

                                                                                    ===================     ================
Total liabilities and stockholders' equity                                                  21,716,729           15,469,158
                                                                                    ===================     ================


6.       Cash flow statement for the years ended 30th June 1998 and 1999
         ---------------------------------------------------------------

                                                                                            Year to               Year to
                                                                                           June 1999            June 1998
CASH FLOWS FROM OPERATING ACTIVITIES                                                           $                 $
           Net income                                                                          1,975,737        1,124,817

           Adjustments  to  reconcile  net income to net cash  provided by  operating activities
                 Depreciation                                                                    776,371          588,937
                 Amortisation                                                                    343,250          237,844
                 Deferred tax benefit                                                             10,100         (93,320)

           Changes in operating assets and liabilities
                 Accounts receivable                                                           (616,654)      (1,349,949)
                 Cost and  estimated  earnings  in excess of billing  on  uncompleted        (2,047,005)           39,587
                 contracts
                 Prepaid expenses and other current assets                                       130,114        (147,591)
                 Other assets                                                                  (463,103)            5,845
                 Accounts payable                                                                652,857        1,279,154
                 Accrued expenses and other current liabilities                                  678,878          187,830
                 Billings in excess of costs and estimated earnings                             (20,880)        (492,827)
                 Income taxes payable                                                            420,888          126,697
                 Other long-term liabilities                                                     232,398          205,189

                                                                                       ================== ================
           Net cash provided by operating activities                                           2,072,951        1,712,213
                                                                                       ================== ================

CASH FLOWS FROM INVESTING ACTIVITIES
           Purchases of equipment and lease improvements                                     (1,274,609)        (383,221)

                                                                                       ================== ================
           Net cash used in investing activities                                             (1,274,609)        (383,221)
                                                                                       ================== ================

CASH FLOWS FROM FINANCING ACTIVITIES
           Increase (decrease) in revolver                                                       282,027        (214,575)
           Proceeds from issuance of common stock                                              2,084,194          309,073
                                                                                       ------------------ ----------------
           Net cash provided by (used in) financing activities                                 2,366,221           94,498

           Effect of foreign exchange rate changes on cash                                      (58,527)          (4,493)

                                                                                       ================== ================
NET INCREASE IN CASH AND CASH EQUIVALENTS                                                      3,106,036        1,418,997
                                                                                       ================== ================


           Cash and cash equivalents - beginning of year                                       2,097,347          678,350
           Cash and cash equivalents  - end of year                                            5,203,383        2,097,347


           Supplemental disclosures of cash flow information
                 Income taxes paid                                                               493,310           54,750
                 Interest paid                                                                    43,789           17,759

           Supplemental disclosure of non-cash financing  activity (treasury stock)
                 Exchange of common stock as payment for  exercised stock options                371,971          287,717


7.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
         ------------------------------------------

(a)      REVENUE RECOGNITION

Total Research Corporation (the "Company") employs the percentage of completion method of accounting to report its revenues on its single-client studies, while on multi-client studies it recognises revenues when the results are delivered to its clients. Clients are generally billed in accordance with the terms of the applicable contracts, which are not necessarily indicative of the stage of completion of the project.

For single-client studies, the stage of completion and earned revenues are determined for each project for the applicable period. The amount by which the work completed exceeds billings to clients is carried as a current asset on the Company's balance sheet and is shown as "costs and estimated earnings in excess of billings" on uncompleted contracts. Where billings exceed work completed, the amounts are carried on the Company's balance sheet as a current liability and are shown as "billings in excess of costs and estimated earnings.

(b)      PRINCIPLES OF CONSOLIDATION

The consolidated  financial  statements  include the accounts of the Company and
its  subsidiary,   Total  Research   Limited,   after  elimination  of  material
intercompany accounts and transactions.

(c)      USE OF ESTIMATES

The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Actual results could differ from those estimates.

(d)      CASH AND CASH EQUIVALENTS

For the purpose of the statement of cash flows, cash equivalents include certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

(e)      FIXED ASSETS

Fixed assets are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets: three years for transportation equipment and five to ten years for office equipment and furnishings. Leasehold improvements are amortised over the shorter of the economic lives or the underlying lease term. Repairs and maintenance, which do not extend the useful lives of the related assets, are expensed as incurred.

(f)      DEFERRED RENT

The excess of lease payments on a straight-line basis over the actual monthly payments is recorded as deferred rent, which will reverse in future periods. Included in other long-term liabilities is deferred rent of approximately $484,000 and $309,000 as of June 30, 1999 and 1998, respectively.

(g)      GOODWILL

Goodwill has been recorded in relation to the excess of the purchase price over the fair values of the identified assets acquired. The Company amortises goodwill over 25 years. The carrying value of goodwill is evaluated periodically in relation to the operating performance and future undiscounted net cash flows of the underlying business. Investment adjustments will be recorded if the sum of expected future net cash flows is less than the book value of the goodwill.

(h)      INCOME TAXES

The provision for income taxes includes Federal, foreign, state and local income taxes currently payable and receivable and those deferred because of temporary differences between the financial statement and tax basis of assets and liabilities. The unremitted earnings of the Company's foreign subsidiary are considered to be permanently reinvested and are not expected to be remitted to the parent company.

(i)      IMPAIRMENT OF LONG-LIVED ASSETS

The Company records impairment losses on long-lived assets used in operations or expected to be disposed when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets.

(j)      STOCK-BASED COMPENSATION

As permitted by FASB Statement No. 123, Accounting for Stock-Based Compensation, the Company has elected to follow Accounting Principal Board Opinion No. 25, Accounting for Stock Issued to Employees (APB 25) and related interpretations in accounting for its employee option plans. Under APB 25, no compensation expense is recognised at the time of option grant if the exercise price of the Company's employee stock option equals or exceeds the fair market value of the underlying common stock on the date of grant.

(k)      EARNINGS PER SHARE

In 1997, the Financial Accounting Standards Board issued Statement No. 128, Earnings Per Share. Statement 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes any dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per share amounts for all periods have been presented, and where appropriate, restated to conform to the Statement 128 requirements.

(l)      COMPREHENSIVE INCOME

As of July 1, 1998, the Company adopted Statement No. 130, Reporting Comprehensive Income. Statement 130 establishes new rules for the reporting and display of comprehensive income and its components. Since this Statement requires only additional disclosure, there will be no effect on the Company's results of operations or financial position. Statement 130 requires foreign currency translation adjustments, which prior to adoption were reported separately in stockholders' equity, to be included in other comprehensive income. Prior year financial statements have been reclassified to conform to the requirements of Statement 130.

(m)      SEGMENTS

Effective July 1, 1998, the Company adopted Statement No. 131, Disclosures about Segments of an Enterprise and Related Information. Statement 131 superceded FASB Statement No. 14, Financial Reporting for Segments of a Business Enterprise. Statement 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports. Statement 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. The adoption of Statement 131 did not affect results of operations or financial position, but did affect the disclosure of segment information.
See Note 11.

(n)      FOREIGN OPERATIONS

The assets and liabilities of Total Research Limited operations are translated at current exchange rates, and income statement accounts are translated at the weighted average rates during the period. The related translation adjustments are recorded as a separate component of other comprehensive income.

8.       NATURE OF THE BUSINESS

The Company is a leading full-service custom and web-enabled marketing organisation that provides marketing research and marketing services to assist its clients with the pricing and positioning of new or existing products, customer loyalty measurements, brand equity and e-commerce issues, organisational structure and other marketing concerns. The Company provides services for its clients by using propriety market research and other marketing technologies developed by the Company and distributed throughout various mediums, including the Internet.

9.       CONTRACTS

There were no contracts, other than those ordinarily entered into in the normal course of business, noted that had a material impact on the business.

10.      CHANGE IN ACCOUNTING POLICY
         ---------------------------

There were no significant changes to the accounting policies.

                       APPENDIX IV: INFORMATION ON ROMTEC


1. Chairman's Statement from Romtec's Annual Report for the year ending 31 January 2000
         ------------

Set out below is the text of the Chairman's statement from the Annual Report of Romtec for the year ending 31 January 2000, as released on 13 April 2000:-

I am pleased to report that the upward trend reported in my interim statement continued strongly in the second half of the year. The benefit is evident in the result for the year as a whole which showed significant growth in:

Profit before tax          +21%         (pound)331k           (1999:(pound)274k)
Net assets                 +10%         (pound)1,001k         (1999:(pound)914k)
Cash                       +30%         (pound)1,010k         (1999:(pound)776k)
Earnings per share         +50%               3.6p            (1999: 2.4p)

Revenues increased strongly in the second half with a 22.3% rise on the first half, signalling a distinct upswing in business volume. The market monitoring, customer satisfaction studies, CATI fieldwork and Database lines of service each contributed well. In particular our leading position as an internet and e-commerce research led consultancy was recognised when Romtec was awarded a major multinational contract by the DTI to benchmark e-commerce performance over the next three years.

Our investment aimed at establishing Romtec as a market leader in the application of internet technology for market research is progressing well. Development and installation of a base capability are completed and we are now in discussion with prospective clients and partners. Previously I reported investment in our Universal Database to underpin our e-research and e-marketing capability as well as expansion of our database business. This advance has been recognised in our signing of a strategic alliance with Dun and Bradstreet concerning Europe the Middle East and Africa.

We have declared an interim of 2.0p (net) for the year which represents an increase of 0.4p over last year's final dividend of 1.6p (net). Payment of the interim dividend will be made on 19 May 2000 to shareholders on the register at 2 May 2000.

As shareholders will be aware, we have continued to seek partnerships, which enhance our performance and increase our competitiveness. I am delighted to announce with these results the Board's recommendation for acceptance of a cash offer for the ordinary shares in Romtec from Total Research Corporation, a US-based group whose shares are traded on the NASDAQ National Market. Total
Research Corporation is a leading US full-service custom and web-enabled marketing organisation, which provides marketing research and services to its clients, which consist mainly of Fortune 100 corporations in a wide array of industries. We believe that this offer represents an attractive deal for shareholders and an excellent opportunity for the development of Romtec's business within a larger organisation offering a wider range of products and services, including a recently introduced web-based data collection methodology for collection of data over the Internet. We will also be well positioned for further expansion of the enlarged business within Europe.

/s/RV Nathan
RV Nathan

Chairman

2.       NATURE OF FINANCIAL INFORMATION
         -------------------------------

The financial information contained in this Appendix does not constitute statutory accounts within the meaning of section 240 of the Companies Act. The information for each of the periods ended 31 January 1998, 1999 and 2000 is extracted without material adjustment from the published audited consolidated financial statements of Romtec. Audited statutory accounts for each of the two periods ended 31 January 1998 and 1999 on which unqualified audit reports (not containing a statement under section 237(2) or (3) of the Companies Act) have been given by the auditors of Romtec, have been delivered to the Registrar of Companies.

3.       PROFIT INFORMATION FOR THE LAST 3 YEARS
         ENDING 31 JANUARY
         -----------------

                                               2000          1999          1998
                                             (pound)       (pound)       (pound)

Turnover                                    4,101,237    3,900,572    4,217,440

Net profit                                    330,642      273,934      310,718

Tax                                            82,000       66,273       92,600

Profit after tax                              248,642      207,661      218,118

Equity minority interests in subsidiary        56,759       81,545        2,748

Profit for the financial year                 191,883      126,116      215,370

Dividends                                     105,359       84,240       83,240

Retained profit for the year                   86,524       41,876      132,130

Basic earnings per share                         3.6p         2.4p         4.1p
Diluted earnings per share                       3.6p         2.3p         4.0p



Audited statutory accounts for the period ended 31 January 2000 on which an unqualified audit report (not containing a statement under section 237(2) or (3) of the Companies Act) has been given by the auditors of Romtec, will be delivered to the Registrar of Companies.

4.       BALANCE SHEETS AS AT 31 JANUARY 2000 AND 31 JANUARY 1999
         --------------------------------------------------------


                                                           2000         1999
                                                        (pound)      (pound)
FIXED ASSETS
       Intangible assets                                 15,905       21,223
       Tangible assets                                  284,804      293,813
                                                   ============= ============
                                                        300,709      315,036
                                                   ============= ============

CURRENT ASSETS
       Stock                                             20,093       22,693
       Debtors                                        1,231,363      811,306
       Cash                                           1,009,806      775,837
                                                   ============= ============
                                                      2,261,262    1,609,836
                                                   ============= ============

                                                   ============= ============
CREDITORS: AMOUNTS FALLING DUE WITHIN ONE YEAR        1,550,683    1,000,365
                                                   ============= ============

NET CURRENT ASSETS                                      710,579      609,471
                                                   ------------- ------------

TOTAL ASSETS LESS CURRENT LIABILITIES                 1,011,288      924,507

PROVISION FOR DEFERRED TAXATION                          10,013       10,013

                                                   ------------- ------------
NET ASSETS                                            1,001,275      914,494
                                                   ------------- ------------


CAPITAL & RESERVES

       Called up share capital                           52,668       52,650
       Share premium account                             17,535       17,296
       Profit and loss account                          931,023      844,499
                                                   ------------- ------------
       Equity shareholders' funds                     1,001,226      914,445
       Equity minority interest in subsidiary                49           49
                                                   ============= ============
                                                      1,001,275      914,494
                                                   ============= ============

5. CONSOLIDATED CASH FLOW STATEMENT FOR THE TWO YEARS ENDED 31 JANUARY 1999 AND 2000
         -------------

                                                                      2000           1999
                                                                     (pound)        (pound)

NET CASH INFLOW FROM CONTINUING OPERATING ACTIVITIES                    501,824       109,637


RETURNS ON INVESTMENTS AND SERVICING OF FINANCE
Interest received                                                        35,451        46,261
Dividends paid to minority interests                                   (71,254)      (40,479)
                                                                 =============== =============
                                                                       (35,803)       (5,782)
                                                                 =============== =============

TAXATION
Corporation tax paid                                                   (38,350)     (113,399)

CAPITAL EXPENDITURE AND FINANCIAL INVESTMENT
Receipts from sale of fixed assets                                        4,582        16,250
Payments to acquire tangible fixed assets                             (114,278)      (98,783)
                                                                 =============== =============
                                                                      (109,696)      (82,533)
                                                                 =============== =============

ACQUISITIONS AND DISPOSALS
Sale of shares in subsidiary                                           -               33,948

EQUITY DIVIDENDS PAID                                                  (84,263)      (83,240)

                                                                 --------------- -------------
NET CASH OUTFLOW BEFORE USE OF LIQUID RESOURCES AND FINANCING           233,712     (129,805)

MANAGEMENT OF LIQUID RESOURCES
Cash placed on short term deposit                                       300,000     (300,000)

FINANCING
Issue of share capital                                                      257         5,562

                                                                 =============== =============
DECREASE IN CASH IN THE YEAR                                            533,969     (424,243)
                                                                 =============== =============

6.   SIGNIFICANT ACCOUNTING POLICIES

(a) The financial statements are prepared in accordance with applicable Accounting Standards in the UK.

(b) Basis of accounting - the financial statements are prepared in accordance with the historical cost convention.

(c) Basis of consolidation - The consolidated profit and loss account and balance sheet include the financial statements of the company and its subsidiary undertaking made up to 31 January 2000. The results of subsidiaries acquired or sold are included in the consolidated profit and loss account from, or up to, the date control passes. Intra group sales and profits are eliminated fully on consolidation.

(d) Goodwill - is capitalised and amortised over its useful economic life. The carrying value of Goodwill is reviewed for impairment at the end of the first full year after the acquisition and at other times if circumstances indicate that it may not be recoverable.

(e) Tangible fixed assets - Fixed assets are stated at cost less accumulated depreciation. The cost of fixed assets, less their estimated residual values, is written off on a straight line basis over their expected useful lives as follows:

         Office furniture - 7 years

         Other office equipment - 6 years

         Computer equipment and databases - 5 years

         Motor Vehicles - 5 years

         The carrying value of tangible assets are reviewed for impairment if circumstances indicate that they may not be recoverable.

(f) Stocks and work in progress - are stated at the lower of cost and net realisable value.

(g)  Turnover  -  represents  fees,  sales  and  expenses  re-charged,   net  of
     discounts, excluding Value Added Tax, and after adjusting for accrued and deferred income.

(h) Deferred taxation - Provision is made for deferred taxation, using the liability method, on timing differences which are not expected to continue for the foreseeable future.

                       APPENDIX V: ADDITIONAL INFORMATION


1.   RESPONSIBILITY
     --------------

     (A) The Directors of Total Research and Total Research Acquisitions Limited, whose names are set out in paragraphs 2(A) and 2(B) below, accept responsibility for the information contained in this document other than that relating to Romtec Group, the Directors of Romtec and members of their immediate families, related trusts and controlled companies. To the best of the knowledge and belief of the Directors of Total Research Corporation and Total Research Acquisitions Limited (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

     (B) The Directors of Romtec, whose names are set out in paragraph 2(C) below, accept responsibility for the information contained in this document relating to Romtec, the Romtec Group, the Directors of Romtec and members of their immediate families, related trusts and controlled companies. To the best of the knowledge and belief of the Directors of Romtec (who have taken all reasonable care to ensure that such is the case), the information contained in this document for which they are responsible is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.   DIRECTORS
     ---------

     (A)  The Directors of Total Research Corporation are:

          David Brodsky             Chairman
          Al Angrisani              President and Chief Executive Officer
          Howard L. Shecter         Vice Chairman
          Lorin Zissman             Chairman Emeritus
          George Lindemann          Non-Executive Director
          J. Edward Shrawder        Non-Executive Director
          John Freeman              Non-Executive Director


          The business address of each of such directors is 5 Independence Way, Princeton, NJ 08543 USA

     (B)  The Directors of Total Research Acquisitions Limited are:

          David Brodsky             Non-Executive
          Al Angrisani              Non-Executive
          Howard L. Shecter         Non-Executive

          The business address of each of such directors is Watermans Park, 40-52 High Street, Brentford, Middlesex, TW8 OBB

     (C)  The Directors of Romtec are:

          Russell Vernon Nathan CBE         Chairman and Managing Director
          Janet Christine Weldon            Client Services Director
          Maureen Valentine Burke           Operations Director
          Mark Stephen Fernyhough Vaygelt   Managing Director Romtec-GFK Limited
          Christopher Lee Gilbert           Finance Director

          The business address of each of such directors is Vanwall Road, Maidenhead, Berkshire, SL6 4UB

3.   IRREVOCABLE UNDERTAKING
     -----------------------

3.1 Russell Nathan, the Chairman and Managing Director of Romtec has irrevocably undertaken to accept the Offer in respect of his entire beneficial holdings of Romtec Shares, amounting to an aggregate of 4,475,000 Romtec Shares, representing approximately 85 per cent of Romtec's issued share capital. The terms of the irrecoverable undertaking require acceptance of the Offer even if a competing or higher offer is made by a third party.

4.   SHAREHOLDINGS AND DEALINGS
     --------------------------

4.1 Interests and dealings in Securities in Total Research Acquisitions Limited and Total Research Corporation

         (A) As at the close of business on the disclosure date, neither Romtec nor any of the Directors of Romtec was interested in Securities in Total Research Acquisitions Limited or Total Research Corporation.

         (B) Neither Romtec nor any of the Directors of Romtec nor any member of their immediate families has during the disclosure period dealt for value in any Securities in Total Research Acquisitions Limited or Total Research Corporation.

4.2  Interests and dealings in Securities in Romtec

         (A) Save as disclosed in this document, neither Total Research Group nor any of the Directors of Total Research Group nor any member of their immediate families nor any person acting in concert with any of those companies nor any person who has given an irrevocable undertaking to accept the Offer owns, controls or is interested, directly or indirectly, in Securities in Romtec nor has any such person dealt for value in any Securities in Romtec during the disclosure period.

         (B) As at the close of business on the disclosure date, the interests of the Directors of Romtec and their immediate families and connected persons (within the meaning of section 346 of the Companies Act) in the share capital of Romtec, which have been notified to Romtec pursuant to s.324 and s.328 Companies Act 1985 as shown in the register required to be kept under the provisions of that Act, were, and particulars of options over Romtec Shares granted to the Directors of Romtec are, as follows:


NAME OF DIRECTOR       NUMBER OF SHARES    NUMBER OF SHARES      DATE GRANTED         EXERCISE PERIOD          EXERCISE
                          IN ROMTEC        IN ROMTEC UNDER                                                    PRICE (P)
                                                OPTION
R.V. Nathan               4,475,000
M. Vaygelt                    -                 30,000                3 June 1999            3 June 2002           63.5
                                                                                            -3 June 2009
                                                15,000               9 April 1996           9 April 1999           14.3
                                                                                           -9 April 2006
M.V. Burke                    -                 20,000                3 June 1999            3 June 2002           63.5
                                                                                            -3 June 2009
                                                25,000             14 August 1995         14 August 1998            8.9
                                                                                         -14 August 2005
                                                25,000              9 August 1991          9 August 1994            8.9
                                                                                          -9 August 2001
J. C. Weldon                  -                 20,000                3 June 1999            3 June 2002           63.5
                                                                                            -3 June 2009
                                                                                                                    8.9
                                                50,000             14 August 1995         14 August 1998
                                                                                         -14 August 2005
C. L. Gilbert                 -                 20,000                3 June 1999            3 June 2002           63.5
                                                                                            -3 June 2009


         (C) There have been no dealings for value in Romtec Shares by Directors of Romtec or their immediate families during the disclosure period.

         (D)        Save as disclosed in this document, neither:

                    (1) any of the Directors of Romtec nor any member of their immediate families; nor

                    (2) any subsidiary of Romtec, any bank, stockbroker, financial or other professional adviser (other than an exempt market-maker) to Romtec or any subsidiary or any associated company of Romtec, nor any person controlling , controlled by, or under the same control as such bank, stockbroker, financial or other professional adviser, nor any pension fund of Romtec or any of its subsidiaries; nor

                    (3)   any  person  whose  investments  are  managed   on   a
                          discretionary  basis  by fund   managers  (other  than
                          exempt fund managers) connected with Romtec;

                    owns, controls or is interested, directly or indirectly, in any Securities in Romtec nor has any such person dealt for value therein during the disclosure period.

         (E) Shore Capital Stockbrokers Limited, a subsidiary of Shore Capital Group plc, and which is a (non-exempt) market-maker in Romtec Shares has engaged in the following dealings in Romtec Shares since 13 April 1999:


DATE        TRANSACTION     NUMBER OF ROMTEC SHARES   PRICE PER ROMTEC SHARE (P)

09.08.99        Purchase               1,800                     61
17.12.99        Purchase               4,500                    103
17.12.99        Purchase               10,000                   103

12.01.00        Purchase               1,000                     95
31.01.00        Purchase               3,000                     93
16.02.00        Purchase               3,500                     92
24.02.00        Purchase               1,000                     93
03.03.00        Purchase               2,000                     93
17.11.99        Disposal               3,000                     67
22.11.99        Disposal               2,934                     70
13.12.99        Disposal               1,000                    118
13.12.99        Disposal               1,000                     87
17.12.99        Disposal               10,000                   108
07.01.00        Disposal               1,000                    103
31.01.00        Disposal               2,000                    100
08.02.00        Disposal               2,500                    100
16.02.00        Disposal               1,000                    100
17.02.00        Disposal               4,875                    101
14.04.00        Disposal               2,509                     91

4.3  References in this paragraph 4 to:

         (A) "acting in concert" means persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them of shares in a company, to obtain or consolidate control of such company, and associates of Total Research Acquisitions Limited are presumed to be acting in concert with Total Research Acquisitions Limited for the purposes of the City Code (other than any associates of Total Research Acquisitions Limited which control, are controlled by or under the same control as an adviser to Total Research Acquisitions Limited and are exempt market-makers or exempt fund managers under the City Code);

         (B)       "associate" mean   subsidiaries  and associated  companies of
                   Romtec and companies of which any such subsidiaries or associated companies are associated companies;

         (C) "bank" does not apply to a bank whose sole relationship with Romtec, or a company which is an associate, is the provision of normal commercial banking services or such activities in connection with the Offer as handling acceptances and other registration work;

         (D) "disclosure date" means 19 April 2000, being the latest practicable date prior to the posting of this document;

         (E) "disclosure period" means the period commencing on 13 April 1999 (being the date 12 months prior to the commencement of the Offer Period) and ending on the disclosure date;

         (F) ownershipor control of 20 per cent. or more of the equity share capital of a company is regarded as the test of associated company status and "control" means a holding, or aggregate holdings of shares carrying 30 per cent. or more of the voting rights attributable to the share capital of the company which are currently exercisable at a general meeting, irrespective of whether the holding or holdings gives de facto control; and

         (G) "Securities" in a company are to shares in that company and include any securities convertible into, rights to subscribe for or options in respect of or derivatives referenced to those shares.

5.   MARKET QUOTATIONS
     -----------------

5.1 The following table shows the Closing Price for Romtec Shares on the first business day of each of the six months immediately before the posting of this document, on 19 April 2000 (being the latest practicable date before the posting of this document) and on 12 April 2000 (being the last business day prior to the Offer Period):

               DATES             MIDDLE MARKET CLOSING PRICE PER ROMTEC SHARE(P)

          1 November 1999                              63.5
          1 December 1999                              67.5
           4 January 1999                               103
          1 February 1999                              98.5
            1 March 2000                               96.5
            3 April 2000                                84
           12 April 2000                                75
           19 April 2000                                90

6.   MATERIAL CONTRACTS
     ------------------

         (A)      TOTAL RESEARCH GROUP

                  The following contracts, not being contracts entered into in the ordinary course of business, which are or may be material, have been entered into by Total Research Group within the two years immediately preceding the commencement of the Offer Period on 13 April 2000:

                  (1)    Stock Purchase Agreement

                         On 01 July 1998, Total Research Corporation entered into an agreement with a number of investors (the "Investors"), pursuant to which among other things, the Investors purchased an aggregate of 1,000,000 shares of Total Research Corporation's Common Stock at a price of $2.25 per share, and Total Research Corporation issued options, exercisable at any time within five (5) years from the issuance thereof, to purchase an aggregate of 250,000 shares of Total Research Corporation's Common Stock at an exercise price of $2.25 per share.

                         The terms of the Stock Purchase Agreement include an undertaking by the Investors, under certain circumstances to assist Total Research Corporation in obtaining $25,000,000 in debt or equity financing for acquisitions or other projects approved by the Board of Directors of Total Research Corporation .

                  (2)    Loan Note Instrument

                         The principle terms of the Loan Note Instrument which was entered into by Total Research Acquisitions Limited and Total Research Corporation on 13 April 2000 are summarised at Appendix II of this document.

                  (3)    Second Amended and Restated Credit Agreement

                         On 21 March 2000, Total Research Corporation entered into a Second Amended and Restated Credit Agreement with Summit Bank (the "Second Amended and Restated Credit Agreement").

                         Under the terms of the Second Amended and Restated Credit Agreement, Summit Bank agrees to make a series of term loans to Total Research Corporation up to $10 million in aggregate. The loans shall bear interest as set out in the Second Amended and Restated Credit Agreement.

                         The liabilities and obligations of Total Research Corporation to Summit Bank are secured by a first-priority security interest in, lien on, and assignment of all the properties and assets of Total Research Corporation, existing owned or acquired in the present or in the future, guarantees given by all the UK subsidiaries of Total Research Corporation to Summit Bank, and charges over all the shares of the UK subsidiaries of Total Research Corporation and all shares to be acquired in Romtec plc.

                  (4)    Irrevocable Undertaking

                         Russell V. Nathan has entered into an irrevocable undertaking dated 13 April 2000 with Total Research Acquisitions Limited and Charles Street Securities Inc, under which Russell V. Nathan has irrevocably undertaken to accept the Offer in respect of his entire beneficial holding of Romtec Shares amounting to an aggregate of 4,475,000 Romtec Shares, representing approximately 85 per cent of Romtec's current issued share capital. The terms of the irrevocable undertaking require acceptance of the offer even if a competing or higher offer is made by a third party.

                         Under the terms of the irrevocable undertaking Russell Nathan has agreed to waive his entitlement under the Offer to 11p of the cash consideration in respect of his Romtec Shares and will accept the balance (of up to 80p per Romtec Share) payable in three tranches over the two year period following the Offer becoming or being declared unconditional in all respects. The first two tranches, namely of 35p in cash for each of his Romtec Shares and loan notes with the principal amount thereof equal to the aggregate of 30p for his Romtec
                         Shares, are payable within 14 days of the Offer becoming or being declared unconditional in all respects. The final instalment (of up to 15p) is subject to Romtec's annual profits and revenues over the two year period being at least equivalent to the respective figures for the financial year ended 31 January 2000 on a comparable basis and will be satisfied by the issue of loan notes. In the event of his death or dismissal from employment (otherwise than by reason of gross misconduct or other cause justifying summary dismissal at common law) the final instalment of 15p shall become immediately due and payable. Russell Nathan has also given certain non-compete covenants.

         (B)      ROMTEC

                  There are no contracts, not being contracts entered into in the ordinary course of business, which are or may be material, which have been entered into by the Romtec Group within the two years immediately preceding the commencement of the Offer Period on 13 April 2000.

7.   SERVICE CONTRACTS
     -----------------

7.1 There are no service agreements of the directors of Romtec which have more than twelve months to run.

7.2 The following Directors have entered into new service agreements with Romtec which are conditional on the Offer becoming unconditional and which will replace the existing service contracts, on the following terms:

         (A) Russell V. Nathan will enter into a service contract for a fixed two year period and be entitled to a salary at the rate of (pound)76,005 payable monthly in arrears. Russell V. Nathan will receive a annual bonus on a commissions basis conditional on the average turnover and average profits of Romtec exceeding set limits. Russell V. Nathan will be granted share options in Total Research Corporation which will vest on a yearly basis, the final share options vesting only after the expiry of restrictive covenants contained in the service agreement. Russell V. Nathan will be entitled to a car, a pension and medical and life insurance.

         (B) Janet Weldon will be entitled to a salary of (pound)63,000 per annum payable monthly in arrears. After an initial fixed period of 12 months the contract will be terminable on 12 months notice. The salary will to be reviewed on 01 July 2000. Janet Weldon will receive share options in Total Research Corporation that will vest over a five year period. A bonus scheme will be arranged for Janet Weldon. Janet Weldon will also be entitled to a car, a pension, life insurance, and medical insurance.

         (C) Maureen Burke will be entitled to a salary at the rate of (pound)54,500 per annum payable monthly in arrears. After an initial fixed period of 12 months the contract will be terminable on 12 months notice. This salary will be reviewed on 01 July 2000. Maureen Burke will be entitled to share options in Total Research Corporation which will vest over a five year period. A bonus scheme will be arranged for Maureen Burke. Maureen Burke is entitled to a car, a pension, life insurance and medical insurance.

         (D) Christopher Gilbert will be employed by Romtec and be entitled as of 01 July 2000 to a salary at the rate of (pound)68,000 per annum payable monthly in arrears. After an initial fixed period of 12 months the contract will be terminable on 12 months notice. Christopher Gilbert will be paid a bonus for meeting and exceeding profitability plans. Christopher Gilbert will receive share options in Total Research Corporation which will vest over a five year period. Christopher Gilbert will also be entitled to a car, a pension, life insurance, and medical insurance.

7.3 Mark Vaygelt has entered into a letter of intent dated 13 April 2000 to be employed as managing director of Romtec. Under the letter of intent the employment agreement will be negotiated around the following parameters:
     Mark will be entitled to a salary in the range of (pound)60,000 to (pound)70,000 per annum. Mark will also be entitled to a car, pension, life insurance, medical, and a bonus relating to meeting profitability plans. Mark will also receive share options in Total Research Corporation that will vest over a five year period.

7.4 There are no service agreements with Romtec Directors which have more than 12 months to run and which have been entered into or amended within six months of this document.

7.5 Save as disclosed in this document, there are no service agreements with Romtec Directors which have more than twelve months to run or which are terminable on more than 12 months' notice.

7.6 Save as disclosed in this document, it is not proposed to amend any of the service agreements of Romtec Directors.

8.   OTHER INFORMATION
     -----------------

8.1 Save as disclosed in this document, neither Total Research Acquisitions Limited, Total Research Corporation, nor any person acting in concert with Total Research Acquisitions Limited or Total Research Corporation, nor any associate of Total Research Acquisitions Limited or Total Research Corporation, nor Romtec nor any associate of Romtec has any arrangement in relation to relevant securities. For this purpose, "arrangement" includes any indemnity or option arrangement, any agreement or understanding, formal or informal, of whatever nature which may be an inducement to deal or refrain from dealing.

8.2 Save as referred to in this document, there is no agreement, arrangement or understanding (including any compensation arrangement) between Total Research Corporation or any person acting in concert with it for the purposes of the Offer and any of the Directors, recent Directors, shareholders or recent shareholders of Romtec having any connection with, or dependence upon, or which is conditional on, the outcome of the Offer.

8.3 There is no agreement, arrangement or understanding whereby the beneficial ownership of any of the Romtec Shares to be acquired pursuant to the Offer will be transferred to any other person, save that Total Research Acquisitions Limited reserves the right to transfer such shares to any other member of the Total Research Group.

8.4 The principal place of business of Total Research Corporation is at 5 Independence Way, Princeton, New Jersey 08543 USA.

8.5 The principal place of business and registered office of Total Research Acquisitions Limited is at Watermans Park, 40-52 High Street, Brentford, Middlesex, TW8 OBB.

8.6 The principal place of business and registered office of Romtec is at Vanwall Road, Maidenhead, Berkshire SL6 4UB.

8.7 Charles Street Securities, Inc. and Shore Capital and Corporate Limited have each given and not withdrawn their respective written consents to the issue of this document with the references to their respective names in the form and context in which they appear. Charles Street Securities, Inc. and Shore Capital and Corporate Limited are each regulated by The Securities and Futures Authority Limited.

8.8 Save as disclosed in this document, so far as the Directors of Total Research Corporation are aware, there have been no material changes in the financial or trading position of the Total Research Group since 30 June 1999 the date to which its last published audited accounts were prepared.

8.9 Save as disclosed in this document, so far as the Directors of Romtec are aware, there have been no material changes in the financial or trading position of Romtec since 31 January 2000, the date to which its last published audited accounts were prepared.

8.10 During the period commencing 12 months prior to the press announcement of the Offer on 13 April 2000, and ending on 19 April 2000 (the last practicable date prior to the posting of this document) Romtec has not redeemed or purchased any of its Shares.

8.11 The expenses of, or incidental to, the preparation and implementation of the Offer will be paid by Total Research Group, if the Offer is successful, or each party in respect of its own respective expenses, if the Offer is unsuccessful.

8.12 No proposal exists in connection with the Offer that any payment or other benefit be made or given to any director of Romtec as compensation for loss of office or as consideration for or in connection with his retirement from office.

8.13 All times referred to in this document are London times.

9.   SOURCES AND BASES
     -----------------

9.1 Unless otherwise stated, financial information relating to Total Research Corporation has been extracted from its audited annual report and accounts for the financial year ended 30 June 1999 on Form 10K, and financial information relating to Romtec has been extracted from its audited annual report and accounts for the financial year ended 31 January 2000.

9.2 Reference to the market capitalisation of Romtec is based on the Romtec Shares in issue as at 19 May (the latest practicable date prior to the posting of this document).

10.DOCUMENTS AVAILABLE FOR INSPECTION
   ----------------------------------

10.1 Copies of the following documents will be available for inspection, during normal business hours on any weekday (Saturdays, Sundays and public holidays excepted) at the offices of Simmons & Simmons, 21 Wilson Street, London, EC2M 2TX while the Offer remains open for acceptance:

         (A) the Articles of Incorporation and Bye-laws of Total Research Corporation and the Memorandum and Articles of Association of Total Research Acquisitions Limited;

         (B)      the  audited   consolidated   accounts   of   Total   Research
                  Corporation for the financial years ended 30 June 1998 and 30 June 1999;

         (C) the audited consolidated accounts of Romtec for the financial years ended 31 January 1999 and 31 January 2000;

         (D)      the  irrevocable  undertaking  referred to  in  paragraph  3.1 above;

         (E)      the material contracts referred to in paragraph 6 above;

         (F) the service contracts of the Directors of Romtec referred to in paragraph 7.2 and the letter of intent referred to in paragraph 7.3;

         (G)      the letters of consent referred to in paragraph 8.7 above.

         (H) the valuation of the Loan Notes by Charles Street Securities Inc referred to on page 9; and

         (I)      this Offer Document and the Form of Acceptance.


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                            APPENDIX VI: DEFINITIONS

The following definitions apply throughout this document, unless the context requires otherwise:

"AIM"                                                 the Alternative Investment
                                                      Market of the London Stock
                                                      Exchange

"Charles Street Securities, Inc."                     Charles Street Securities,
                                                      Inc. of 1 Wilton Crescent,
                                                      London SW1X 8RN  which  is
                                                      regulated      by      the
                                                      Securities   and   Futures
                                                      Authority Limited

"City Code" or "Code"                                 The City Code on Takeovers
                                                      and Mergers

"Closing                                              Price" the  middle  market
                                                      price of a Romtec Share at
                                                      the close of  business  on
                                                      the  day  to  which   such
                                                      price   relates,   derived
                                                      from the AIM List for that
                                                      day

"Directors"                                           Russell  V.  Nathan   CBE,
                                                      Janet G.  Weldon,  Maureen
                                                      V.   Burke,     Mark  S.F.
                                                      Vaygelt  and   Christopher
                                                      L.  Gilbert  being all the
                                                      Directors of Romtec

"Form of Acceptance"                                  the  form   of  acceptance
                                                      and   authority   relating
                                                      to the  Offer accompanying
                                                      this document

"Indemnity for Lost Share Certificate Form"           the  indemnity  for   lost
                                                      share    certificate  form
                                                      enclosed with the Form  of
                                                      Acceptance.

"LIBOR"                                               the rate per  annum of the
                                                      offered    quotation   for
                                                      deposits    in    sterling
                                                      currency  in  the  sum  of
                                                      (pound)1,000,000   for   a
                                                      period  of  twelve  months
                                                      which  appears on Telerate
                                                      Page   3750  or  3740  (as
                                                      appropriate)  at or  about
                                                      11:00   am  on  the   date
                                                      immediately  preceding the
                                                      date  of   issue  of  Loan
                                                      Notes   (or  if  not  then
                                                      shown    on    the    last
                                                      preceding  day  when it is
                                                      so shown).

"Loan                                                 Note    Alternative"   the
                                                      alternative   under  which
                                                      Romtec Shareholders (other
                                                      than   certain    overseas
                                                      shareholders)  who validly
                                                      accept  the  Offer,  while
                                                      the  alternative   remains
                                                      open, may elect to receive
                                                      Loan  Notes in lieu of all
                                                      or   part   of  the   cash
                                                      consideration   to   which
                                                      they would  otherwise have
                                                      been  entitled  under  the
                                                      Offer

"Loan                                                 Notes"   the    guaranteed
                                                      unsecured  loan  notes  of
                                                      Total             Research
                                                      Acquisitions  to be issued
                                                      pursuant  to the Loan Note
                                                      Alternative, the principal
                                                      terms of which are set out
                                                      in  Appendix 2 on pages 39
                                                      and 40and on pages 8 and 9
                                                      of this document

"London Stock Exchange"                               London   Stock    Exchange
                                                      Limited

"Noteholders"                                         means the  several persons
                                                      for the time being entered
                                                      in   the   register     of
                                                      noteholders as the holders
                                                      of the Loan Notes

"Offer"                                               the  recommended  offer by
                                                      Charles Street Securities,
                                                      Inc.,  on  behalf of Total
                                                      Research      Acquisitions
                                                      Limited, to acquire Romtec
                                                      Shares   subject   to  the
                                                      terms  and the  conditions
                                                      set out in  this  document
                                                      including  the



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                                                      Loan Note Alternative and,
                                                      where the context  admits,
                                                      any subsequent   revision,
                                                      variation,   extension  or
                                                      renewal  thereof or of the
                                                      Loan Note Alternative

"Offer Period"                                        the  period  during  which
                                                      the  Offer  is  open   for
                                                      acceptance

"overseas shareholders"                               Romtec        Shareholders
                                                      resident  in or  nationals
                                                      or        citizens      of
                                                      jurisdictions  outside the
                                                      UK or  who  are   nominees
                                                      of,    or      custodians,
                                                      trustees or guardians for,
                                                      citizens  or  nationals of
                                                      such other jurisdictions

"Panel"                                               the Panel on Takeovers and
                                                      Mergers

"Park Circus Registrars" or "Receiving Agents"        Park   Circus   Registrars
                                                      Limited of James  Sellar's
                                                      House, 3rd Floor, 144 West
                                                      George  Street, Glasgow G2
                                                      2HG

"Romtec Executive Share Option Scheme"                the Romtec Executive Share
                                                      Option Scheme

"Romtec Group"                                        Romtec and its subsidiary,
                                                      Romtec-GfK Limited

"Romtec plc" or "Romtec"                              Romtec   Public    Limited
                                                      Company

"Romtec Shareholders"                                 holders of Romtec Shares

"Romtec Shares" or "Shares"                           ordinary   shares   of  1p
                                                      each   in  Romtec in issue
                                                      or to be issued during the
                                                      Offer Period and the terms
                                                      "Romtec  Share" or "Share"
                                                      shall    be      construed
                                                      accordingly

"Shore                                                Capital" Shore Capital and
                                                      Corporate  Limited of Bond
                                                      Street House,  14 Clifford
                                                      Street,   London  W1X  1RE
                                                      which is  regulated by the
                                                      Securities   and   Futures
                                                      Authority Limited and is a
                                                      subsidiary     of    Shore
                                                      Capital Group plc

"Total Research Corporation"                          Total Research Corporation

"Total  Research  Acquisitions  Limited"  or          Total             Research
Total Research Acquisitions"                          Acquisitions Limited


"Total                                                Research    Group"   Total
                                                      Research Corporation,  its
                                                      subsidiary    undertakings
                                                      and             associated
                                                      undertakings,   as   those
                                                      respective    terms    are
                                                      defined  in the  Companies
                                                      Act 1985 (as amended)

"UK"                                                  United  Kingdom  of  Great
                                                      Britain  and      Northern
                                                      Ireland

"United States" or "US"                               the  United  States     of
                                                      America,  its  territories
                                                      and    possessions,    any
                                                      state    of   the   United
                                                      States of America  and the
                                                      District of Columbia,  and
                                                      all other areas subject to
                                                      its jurisdiction.

"US Person"                                           a US person as defined  in
                                                      Regulation S of the United
                                                      States Securities Act 1933
                                                      as amended

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